UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )

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Triton International Limited
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TRITON INTERNATIONAL LIMITED

CANON’S COURT
22 VICTORIA STREET
HAMILTON HM12, BERMUDA

April 4, 2018

Dear Shareholders,

You are cordially invited to join us for our Annual General Meeting of Shareholders (the “Annual Meeting”) to be held this year on May 2, 2018, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601 USA.

The Notice of Annual General Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the Annual Meeting. You will be asked to: (i) elect nine directors to the Board of Directors; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; (iii) approve on an advisory basis the compensation of our Named Executive Officers; and (iv) act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

Whether or not you intend to be present at the Annual Meeting, it is important that your shares be represented. Voting instructions are provided in the accompanying proxy card and Proxy Statement. Please vote via the Internet, by telephone, or by completing, signing, dating and returning your proxy card.

Sincerely,

Brian M. Sondey Chairman and Chief Executive Officer

TRITON INTERNATIONAL LIMITED

Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on May 2, 2018

To Our Shareholders:

The Board of Directors of Triton International Limited hereby gives notice that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Triton International Limited will be held on May 2, 2018, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601 USA. The purpose of the Annual Meeting is to:

1.	elect nine directors identified in the accompanying Proxy Statement to the Board of Directors to serve until the 2019 Annual General Meeting of Shareholders or until their respective successors are elected and qualified;
2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	hold an advisory vote on the compensation of our Named Executive Officers; and
4.	act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

We will also present before the Annual Meeting our audited financial statements for the fiscal year ended December 31, 2017 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the Bye-Laws of Triton International Limited. These audited financial statements may be found in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

The Board of Directors has fixed the close of business on March 9, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. If you attend the Annual Meeting, you may vote in person if you wish, even though you may have previously voted your proxy. Triton International Limited’s Proxy Statement accompanies this notice.

April 4, 2018

By Order of the Board of Directors,
Marc Pearlin Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD FOR THE ANNUAL MEETING AND RETURN IT AS INSTRUCTED ON THE PROXY CARD. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

Internet Availability of Proxy Materials

The Proxy Statement and the 2017 Annual Report are available on www.proxyvote.com.

TRITON INTERNATIONAL LIMITED

Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on May 2, 2018

INFORMATION ABOUT VOTING

General

This Proxy Statement and the accompanying Notice of Annual General Meeting of Shareholders are being furnished in connection with the solicitation by the Board of Directors of Triton International Limited (“Triton,” the “Company,” “us,” “our” or “we”) of proxies for use at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on May 2, 2018, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601, and at any adjournment or postponement thereof, for the purposes set forth in the preceding Notice of Annual General Meeting of Shareholders. This Proxy Statement and the proxy card for the Annual Meeting are first being made available or distributed to shareholders of record on or about April 4, 2018.

The cost of soliciting proxies will be borne by Triton, and will consist primarily of preparing and distributing this Proxy Statement and the proxy card. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Triton’s common shares, par value $0.01 per share (the “Common Shares”).

Who can vote?

Only holders of record as of the close of business March 9, 2018 (the “Record Date”) of the Common Shares are entitled to vote at the Annual Meeting. On the Record Date, there were 80,815,752 Common Shares outstanding.

What proposals will be voted on at the Annual Meeting?

Shareholders will vote on the following proposals at the Annual Meeting:

•	the election of nine directors identified in this Proxy Statement to serve on our Board of Directors (Proposal 1);
•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2);
•	an advisory vote on the compensation of our Named Executive Officers as described in this Proxy Statement (Proposal 3); and
•	such other business as may properly be brought before the 2018 Annual Meeting (including any adjournment or postponement(s) thereof).

In addition, in accordance with Section 84 of the Companies Act and Section 39 of our Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2017 will be presented at the Annual Meeting. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

How does our Board of Directors recommend that I vote on the proposals?

1.	“FOR” the election of nine directors identified in this Proxy Statement to serve on our Board of Directors until the 2019 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	“FOR” the approval of the compensation of our Named Executive Officers as described in this Proxy Statement.

If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

How many votes can I cast?

You will be entitled to one vote per Common Share owned by you on the Record Date.

How do I vote by proxy?

Vote by Internet

The proxy card or voting instruction card contains instructions on how to view our proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this Proxy Statement and the 2017 Annual Report are available at www.proxyvote.com. You may use the Internet to transmit your voting instructions until 11:59 p.m., Eastern Time, on May 1, 2018. You should have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Shareholders may request receipt of future proxy materials by email, which will save us the cost of printing and mailing documents to those shareholders. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Vote by Telephone 1-800-690-6903

Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2018.

Vote by Mail

Follow the instructions on the enclosed proxy card for the Annual Meeting to vote on the proposals to be considered at the Annual Meeting. Sign and date the proxy card and return it as instructed on the proxy card.

The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposals, the proxy holders will vote for you on the proposals.

Unless you instruct otherwise, the proxy holders will vote “FOR” the nominees proposed by our Board of Directors, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and “FOR” the approval of the compensation of our Named Executive Officers as described in this Proxy Statement.

What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote your shares as they see fit at their discretion.

What can I do if I change my mind after I vote my shares?

At any time before the vote at the Annual Meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy, (ii) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (iii) signing, dating and returning to our Secretary a new proxy card bearing a later date or (iv) attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not revoke your proxy unless you vote in person. All written notices or new proxies should be sent to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited at Canon's Court, 22 Victoria Street, Hamilton HM12 Bermuda.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to vote via the Internet, by telephone, or by completing and returning the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What are broker non-votes?

Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposal 1 (election of directors) and Proposal 3 (advisory vote on the compensation of Named Executive Officers). However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018). Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What is a quorum?

We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the Common Shares entitled to vote on the Record Date are present in person or by proxy at the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you vote via the Internet, by telephone, or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.

What vote is necessary for action?

Passage of Proposal 1 (election of directors) requires, for each director, the affirmative vote of a majority of the votes cast. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018) will require the affirmative vote of the holders of a majority of the votes cast. Approval of Proposal 3 (advisory vote on the compensation of Named Executive Officers) will require the affirmative vote of a majority of the votes cast, although such vote will not be binding on us. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; however, in tabulating the voting results for any particular proposal abstentions and broker non-votes will have no effect on the outcome of the matter.

Who pays for the proxy solicitation?

We will bear the expense of soliciting proxies for the Annual Meeting, including the costs of distributing proxy materials to our shareholders. In addition to solicitation by mail, directors, officers and other employees also may solicit proxies personally, by telephone or through electronic communications, but will not receive specific compensation for doing so. We may reimburse brokerage firms and others holding shares in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and Section 39 of the Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2017 will be presented at the Annual Meeting. These financial statements are included in our 2017 Annual Report. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect nine directors to serve until the 2019 Annual Meeting of shareholders or until their respective successors are elected and qualified. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy “FOR” the election of the nine nominees named below.

Assuming a quorum is present, each nominee will be elected as a director of Triton if such nominee receives the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting and entitled to vote. All nominees are currently incumbent directors. Shareholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this Proxy Statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. The names of the nominees, their ages as of December 31, 2017, and certain other information about them are set forth below:

Name	Age	Position	Director Since
Brian M. Sondey	50	Chairman, Chief Executive Officer and Director	July 2016
Robert W. Alspaugh(1)	70	Director	July 2016
Malcolm P. Baker(1)	48	Director	July 2016
David A. Coulter(2)(3)	70	Director	October 2015
Claude Germain(2)(3)	50	Director	July 2016
Kenneth Hanau(1)	52	Director	July 2016
John S. Hextall(2)	61	Director	July 2016
Robert L. Rosner(3)	58	Lead Director	October 2015
Simon R. Vernon(4)	59	Director	July 2016
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance
(4)	Mr. Vernon resigned and retired as President effective February 28, 2018. He remains a director.

Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director of the Company since July 2016. Upon the closing of the Merger of Triton Container International Limited (“TCIL”) and TAL International Group, Inc. (“TAL”) in July 2016, Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

As a result of these professional and other experiences, we believe Mr. Sondey possesses particular knowledge and experience in a variety of areas including corporate finance, intermodal equipment leasing, logistics, marketing, people management and strategic planning and strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert W. Alspaugh has served as a director of the Company since July 2016 and is the Chair of the Audit Committee. Mr. Alspaugh also has served as a director of TCIL since 2012. Mr. Alspaugh had a 36-year career with KPMG LLP, including serving as the senior partner for a diverse array of companies across a broad range of industries. Mr. Alspaugh has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2006, when Mr. Alspaugh served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of KPMG International, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice from 1998 to 2002. Mr. Alspaugh currently serves on the boards of directors of Autoliv, Inc. (where he is the Chairman of the Audit Committee and a member of the Compliance Committee), Ball Corporation (where he is the Chairman of the Audit Committee and a member of the Finance Committee) and Verifone Systems, Inc. (where he is the Chairman of the Audit Committee and a member of the Governance and Nominating Committee). The Company's Board of Directors has determined that such simultaneous service by Mr. Alspaugh on the audit committees of three other public companies will not impair his ability to effectively serve on the Company's Audit Committee. Mr. Alspaugh received his B.B.A. degree in accounting from Baylor University, where he graduated summa cum laude.

As a result of these professional and other experiences, we believe Mr. Alspaugh possesses particular knowledge and experience in a variety of areas including corporate finance, strategy, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Malcolm P. Baker has served as a director of the Company since July 2016. Mr. Baker also served as a director of TAL from September 2006 to July 2016. Mr. Baker is the Robert G. Kirby Professor and the head of the finance unit of the Harvard University Graduate School of Business, the director of the corporate finance program at the National Bureau of Economic Research, and a consultant for Acadian Asset Management. Mr. Baker holds a BA in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D. in business economics from Harvard University.

As a result of these professional and other experiences, we believe Mr. Baker possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

David A. Coulter has served as a director of the Company since October 2015. Currently, Mr. Coulter serves as Special Limited Partner at Warburg Pincus, LLC and has served as Vice Chairman, Managing Director and Senior Advisor at Warburg Pincus, focusing on the firm’s financial services practice, from 2005 - 2014. Mr. Coulter retired in September 2005 as Vice Chairman of J.P. Morgan & Chase Co. He previously served as Executive Chairman of its investment bank, asset and wealth management, and private equity business. Mr. Coulter was a member of the firm’s three person Office of the Chairman and also its Executive Committee. Mr. Coulter came to J.P. Morgan Chase via its July 2000 acquisition of The Beacon Group, a small merchant banking operation. Before joining The Beacon Group, Mr. Coulter was the Chairman and Chief Executive Officer of the BankAmerica Corporation and Bank of America NT & SA. His career at Bank of America was from 1976 to 1998 and covered a wide range of banking activities. He served on the board of Aeolus Re, MBIA, Webster Bank, Sterling Financial and the Strayer Corporation. He currently is on the board of Varo Money, Inc, where he serves on their Compensation and Audit & Risk committees and Providence Services Corporation, where he serves on their Compensation and Nominating & Corporate Governance committees. He also serves on the boards of American Prairie Reserve, Third Way, Macaulay Honors College, IQ2, Carnegie Mellon University, and Asia Society of Northern California. He received both his B.S. and his M.S. from Carnegie Mellon University and currently serves as a Trustee for Carnegie Mellon.

As a result of these professional and other experiences, we believe Mr. Coulter possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Claude Germain has served as a director of the Company since July 2016 and is the Chair of the Compensation Committee. Mr. Germain also served as a director of TAL from February 2009 to July 2016. Since 2010, Mr. Germain has been a principal in Rouge River Capital, an investment firm focused on acquiring controlling stakes in private midmarket transportation and manufacturing companies. From 2011 to 2013, Mr. Germain was also President and CEO of SMTC Corporation (Nasdaq: SMTX), a global manufacturer of electronics based in Markham, Ontario. From 2005 to 2010, Mr. Germain was Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., an affiliate of DB Schenker, where he was accountable for Schenker’s Canadian business. DB Schenker is one of the largest logistics service providers in the world. Prior to that, Mr. Germain was the President of a Texas-based third-party logistics firm and a management consultant specializing in distribution for The Boston Consulting Group. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics. Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University.

As a result of these professional and other experiences, we believe Mr. Germain possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Kenneth Hanau has been a director of the Company since July 2016. Mr. Hanau also served as a director of TAL from October 2012 to July 2016. Mr. Hanau is a Managing Director at Bain Capital Private Equity, a unit of Bain Capital, one of the world’s foremost private investment firms with approximately $75 billion in assets under management. He has significant experience in private equity investing, with specialized focus in the industrial and business services sectors, and currently leads Bain Capital Private Equity’s North American industrials team. Prior to joining Bain Capital in 2015, Mr. Hanau was the Managing Partner of 3i’s private equity business in North America. Mr. Hanau played an active role in investments in the industrial and business services sectors, including Mold Masters, a leading supplier of specialty components to the plastic industry, and Hilite, a global manufacturer of automotive solutions. Previously, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital. Before that, Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned packaging business. Mr. Hanau is a certified public accountant and started his career with Coopers & Lybrand. Mr. Hanau received his B.A. with honors from Amherst College and his M.B.A. from Harvard Business School.

As a result of these professional and other experiences, we believe Mr. Hanau possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

John S. Hextall has been a director of the Company since July 2016. In October 2016, he joined the Board of Directors of Pacific National in Australia as a nominee on behalf of investors Canada Pension Plan Investment Board (“CPPIB”). He joined Shanghai based De Well Group, a privately held logistics company, at its office located in Bell, CA as Chief Executive Officer and Board member in October 2016. In March 2016, he became President and founder of Steers, Inc., a strategy and management consulting firm. From 2010 to 2016, Mr. Hextall served as President and CEO of the North American Region of Kuehne + Nagel, Inc. (SIX Swiss: KNIN), a leading global transportation and logistics provider, based in Jersey City, NJ, responsible for its subsidiaries in Canada, Mexico and the United States. He also served as CEO of Nacora Insurance Brokers Inc. Prior to his role at Kuehne + Nagel, Inc., Mr. Hextall had a wide-ranging career at UTi Worldwide Inc. (“UTi”) (Nasdaq: UTIW), a supply chain management company and was a member of the founding management team, serving as a Member of UTi's Executive Management Board from 2005 to 2009. Mr. Hextall held various positions at UTi over the course of 17 years, including Executive Vice President and President of Freight Forwarding from 2008 to 2010, Executive Vice President and Chief Operating Officer from 2007 to 2008 and Executive Vice President and Global Leader of Client Solutions & Delivery from 2006 to 2007. Other roles included leadership in Europe, the UK and Belgium. Prior to his career with UTi, Mr. Hextall worked at BAX Global (formerly Burlington Air Express), where he served as a UK director. Mr. Hextall previously worked at the Booker Group and was a management graduate with Unilever. Since 1980, Mr. Hextall has been a member of the Chartered Institute of Logistics and Transport, and has served as a Roundtable Member of the Council for Supply Chain Management Professionals and The Conference Board’s Global Council for Supply Chain & Logistics based in Brussels. In 1979, Mr. Hextall received a Bachelor of Science, Combined Honors Degree in Transport Planning & Operations, Urban Planning and Computer Science, at the Faculty of Engineering from Aston University in Birmingham, UK.

As a result of these professional and other experiences, we believe Mr. Hextall possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert L. Rosner is a Founding Partner and Co-President of Vestar Capital Partners, Inc. Mr. Rosner has served as a director of the Company since October 2015 and is Lead Director and the Chair of the Nominating and Corporate Governance Committee. He previously served as a member of the TCIL Board since 2013 and as a member of its Compensation Committee. He has been with Vestar Capital Partners, Inc. since the firm’s formation in 1988. Mr. Rosner also heads Vestar Capital Partners’ Business Services and Industrial Products Groups. In 2000, Mr. Rosner moved to Paris to establish Vestar Capital Partners’ operations in Europe and served as President of Vestar Capital Partners Europe from 2000 - 2011, overseeing the firm’s affiliate offices in Paris, Milan and Munich. Prior to the formation of Vestar Capital Partners, Mr. Rosner was a member of the Management Buyout Group at The First Boston Corporation. He is a director of Edward Don & Company and Mobile Technologies Inc. Mr. Rosner previously served as a director of Institutional Shareholder Services Inc., Group OGF, Seves S.p.A., Sunrise Medical

Inc., Tervita Corporation and 21st Century Oncology, Inc. Mr. Rosner is a member of the Graduate Executive Board of The Wharton School of the University of Pennsylvania and previously served on the Board of Trustees of The Lawrenceville School. He received a B.A. in Economics from Trinity College and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania.

As a result of these professional and other experiences, we believe Mr. Rosner possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Simon R. Vernon has served as a director of the Company since July 2016. Upon the closing of the Merger of TCIL and TAL in July 2016, Mr. Vernon, who had served as the President and Chief Executive Officer of TCIL since 2003, became the President of Triton, a position which he held until he retired on February 28, 2018. Before being named President and Chief Executive Officer of TCIL, Mr. Vernon served as Executive Vice President of TCIL beginning in 1999, Senior Vice President beginning in 1996 and Vice President of Global Marketing beginning in 1994. Mr. Vernon also served as Director of Marketing of TCIL beginning in 1986, responsible for Southeast Asia and China and, beginning in 1991, for all of the Pacific basin. He was named Vice President, Marketing, responsible for the Pacific basin, in 1993. Prior to joining TCIL, Mr. Vernon served as chartering manager at Jardine Shipping Limited from 1984 to 1985, as a manager in the owner’s brokering department at Yamamizu Shipping Company Limited from 1982 to 1984 and as a ship broker with Matheson Charting Limited from 1980 to 1982. He holds a B.A. from Exeter University in England.

As a result of these professional and other experiences, we believe Mr. Vernon possesses particular knowledge and experience in a variety of areas including corporate finance, container leasing, logistics, marketing, people management and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Corporate Governance and Related Matters

We are required to have a majority of independent directors on our Board of Directors and to have our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The Board of Directors has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the New York Stock Exchange. The Director Independence Standards are available on our corporate website at www.trtn.com. From our main web page, click on “Investors,” then click on “Corporate Governance.” Next, click on “Director Independence Standards.” Applying these standards, our Board of Directors has determined that all directors other than Brian Sondey and Simon Vernon qualify as independent, and constitute a majority of our Board of Directors. The Board of Directors has adopted the Corporate Governance Principles and Guidelines which are available on our website at www.trtn.com. From our main web page, click on “Investors,” then click on “Corporate Governance.” Next, click on “Corporate Governance Principles and Guidelines.”

Board Leadership and Diversity

The Board of Directors is currently composed of seven independent directors (Messrs. Alspaugh, Baker, Coulter, Germain, Hanau, Rosner and Hextall), our Chairman and Chief Executive Officer (Mr. Sondey) and our former President (Mr. Vernon). We believe that having a combined Chairman and Chief Executive Officer, a lead independent director (Mr. Rosner), and a Board of Directors in which over 75% of its members are independent and committees composed entirely of independent directors currently provides the best board leadership structure for our Company. In particular, we believe that having a single leader for the Company in a combined role is seen by certain customers and business partners as providing a strong, unified leadership that can enhance our ability to do business in certain global markets. This structure, together with our other corporate governance practices, provides effective oversight, expertise and representation of our shareholders’ interests.

Our Company does not currently have a formal policy concerning diversity for our Board of Directors; however, we believe that our Board of Directors is diverse in its members’ experience. We have Board members with corporate finance experience, accounting and reporting experience, various industry experience, as well as experience serving on boards of directors of publicly and privately held companies. Diversity is an issue that we pay attention to and as opportunities arise, we will seek to increase the diversity of our Board of Directors.

Risk Management

As a general matter, the Board of Directors has oversight responsibility with respect to risk management for the Company and its subsidiaries. Day-to-day risk management is the responsibility of senior management. The Board of Directors focuses on and discusses with senior management key areas of risk in the Company’s business and corporate functions such as capital expenditures, capital management, information technology, corporate debt and customer credit and collection issues at its regular meetings.

Risk Considerations in our Compensation Programs

The Compensation Committee oversees our compensation and employee benefit plans and practices, including our executive compensation program and equity-based long term incentive plan, and in doing so, annually reviews each to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to Company performance through our annual and long term incentive plans, and require executives to meet minimum share ownership requirements, mitigate risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our Common Shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy” below.

Succession Planning

The Board regularly reviews succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible candidates for the Chief Executive Officer and other senior management positions, the Board identifies the key skills, experience and attributes it believes are required to be an effective senior leader in light of the Company’s business strategies, opportunities and challenges. In addition, the Board ensures that directors have substantial opportunities over the course of the year to engage with possible successor candidates.

Annual Board and Committee Evaluations

The Board conducts an evaluation of its performance and effectiveness on an annual basis. The purpose of the evaluation is to obtain the directors’ feedback on the Board’s performance and identify ways to enhance its effectiveness. As part of the evaluation, each director receives a written questionnaire developed by the Nominating and Corporate Governance Committee to solicit input on the Board’s performance, effectiveness, composition, priorities and culture. The Chair of the Nominating and Corporate Governance Committee compiles the collective views and comments of the directors and then reports the results of the evaluation to the full Board.

The Chair of the Nominating and Corporate Governance Committee, working with the Chair of each committee, develops evaluation forms for each committee and conducts evaluations for each committee using the same process as the Board evaluation. The Chair of the Nominating and Corporate Governance Committee compiles the collective views and comments of the members of each committee and reports the results of the committee evaluations to the chairs of each committee and to the Board.

Compensation of Directors

The goal of our director compensation program is to attract, motivate and retain directors capable of making significant contributions to the long term success of our Company and our shareholders. The Compensation Committee is responsible for reviewing the compensation paid to our non-executive directors.

In 2016, in advance of the Merger of TCIL and TAL, an independent compensation consultant, Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan & Companies, Inc. (“MMC”), was engaged to assist in establishing compensation for the directors of Triton. As part of this process, Mercer reviewed the compensation of directors of companies considered to be comparable to Triton.

Each of our non-executive directors receives an annual cash retainer for serving on the Board of Directors, an additional cash retainer for serving on one or more Committees, and an additional cash retainer if they serve as the Chair of a Committee. Mr. Rosner receives an additional cash retainer for serving as lead independent director. In addition, our non-executive directors are granted Common Shares annually. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and Committee meetings.

Under the terms of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), the maximum number of Common Shares that may be granted in any one fiscal year to any non-executive director, taken together with any cash retainer fees paid to such non-executive director during such fiscal year, may not exceed $500,000 in total value. The Compensation Committee believes that these restrictions represent meaningful limits on the total annual compensation payable to our non-executive directors.

The following table sets forth information regarding the compensation earned by our non-executive directors in 2017. For the compensation paid to Messrs. Sondey and Vernon, please see the Summary Compensation Table for 2017.

DIRECTOR COMPENSATION TABLE FOR 2017

Name	Fees Earned or Paid in Cash ($)(1)	Common Shares Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert W. Alspaugh	90,000	154,921	—	244,921
Malcolm P. Baker	75,000	154,921	—	229,921
David A. Coulter	85,000	154,921	—	239,921
Claude Germain	95,000	154,921	—	249,921
Kenneth Hanau	75,000	154,921	—	229,921
John S. Hextall	75,000	154,921	—	229,921
Robert L. Rosner(4)	95,000	154,921	—	249,921
(1)	Each of our non-executive directors receive a $60,000 annual retainer, a $15,000 annual fee for serving on one Committee, an additional $10,000 annual fee for serving on a second Committee, an additional $10,000 annual fee for serving as the Chair of a Committee, except that the Chair of the Audit Committee receives an additional $15,000 annual fee for serving as Chair, and the lead independent director receives an additional $10,000 annual fee. The annual retainer and annual fees are paid quarterly.
(2)	On May 10, 2017, Messrs. Alspaugh, Baker, Coulter, Germain, Hanau, Hextall and Rosner were each granted 5,525 Common Shares. These Common Shares were granted to these non-executive directors at a price of $28.04 per share and were fully vested upon grant and had a grant date value of $154,921. For further discussion regarding the assumptions used in valuing these Common Share grants, please refer to Note 9 to the Company’s Form 10-K filed on February 27, 2018. There were no outstanding unexercised options or unvested share awards held by our non-executive directors as of December 31, 2017.
(3)	No other compensation was paid to our non-executive directors for 2017.
(4)	Fees and Common Share grants were paid on Mr. Rosner’s behalf to Vestar Capital Partners LLC.

Meetings and Committees of our Board of Directors

All directors were appointed to the Board of Directors on July 12, 2016, except for Messrs. Coulter and Rosner, who were appointed in October 2015. During 2017, our Board of Directors held seven meetings and took action by unanimous written consent on seven occasions. In 2017, each of the directors attended 75% or more of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all of the committees of our Board of Directors on which they served. Directors are expected to make every effort to attend all meetings of the Board of Directors and the committees on which they serve, and to attend the Annual Meeting of Shareholders.

The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee is comprised of three independent directors: Messrs. Alspaugh (Chair), Baker and Hanau, each of whom also is independent under Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee met six times during 2017. Our Board of Directors has determined that Mr. Alspaugh qualifies as an “audit committee financial expert” as such term has been defined by the Securities and Exchange Commission regulations. Mr. Alspaugh currently serves on the audit committees of three other public companies. The Board of Directors has determined that such simultaneous service will not impair his ability to effectively serve on the Audit Committee.

The Audit Committee is responsible for (1) selecting the independent auditor and reviewing the fees proposed by the independent auditor for the coming year and approving in advance, all audit, audit-related and tax permissible non-audit services to be performed by the independent auditors, (2) approving the overall scope of the audit, (3) discussing the annual audited financial statements, quarterly financial statements and Forms 10-K and 10-Q, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements, with management and the independent auditor, (4) discussing earnings press releases, guidance provided to analysts and other financial information provided to the public, with management and the independent auditor, as appropriate, (5) discussing our risk assessment and risk management policies, (6) reviewing our internal system of audit, financial and disclosure controls and the results of internal audits, (7) setting hiring policies for employees or former employees of the independent auditors, (8) establishing procedures concerning the treatment of complaints and concerns regarding accounting, internal accounting controls or audit matters, (9) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time, (10) reporting regularly to the full Board of Directors and (11) performing the other related responsibilities that are set forth in its formal charter adopted by our Board of Directors.

The Audit Committee acts pursuant to a formal charter, which is available on our corporate website at www.trtn.com. From our main web page, click on “Investors,” then click on “Corporate Governance.” Next, click on “Audit Committee.” A written copy of the Audit Committee charter may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Compensation Committee. The Compensation Committee is comprised of three independent directors: Messrs. Germain (Chair), Coulter and Hextall. The Compensation Committee met twice during 2017 and took action by unanimous consent on two occasions. The Compensation Committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer’s performance in light of these goals, (2) reviewing and approving the compensation and incentive opportunities of our executive officers, inclusive of all perquisites or other benefits, (3) reviewing and approving employment contracts, severance arrangements, incentive arrangements and other similar arrangements between us and our executive officers, (4) receiving periodic reports on our compensation programs as they affect all employees, (5) reviewing our compensation programs annually to evaluate whether incentive or other forms of compensation encourage unnecessary or excessive risk taking, (6) considering the results of the most recent shareholder advisory vote on the compensation of our Named Executive Officers, (7) evaluating annually the appropriate level of compensation for Board and Committee service by non-employee members of the Board, (8) reviewing the Compensation Discussion and Analysis and approving it for inclusion in our Proxy Statement and (9) such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time. In carrying out its duties, the Compensation Committee regularly consults with our full Board of Directors to review executive compensation policies and decisions.

The Compensation Committee acts pursuant to a formal charter, which is available on our corporate website at www.trtn.com. From our main web page, click on “Investors,” then click on “Corporate Governance.” Next, click on “Compensation Committee.” A written copy of the Compensation Committee charter may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of three independent directors: Messrs. Rosner (Chair), Coulter and Germain. The Nominating and Corporate Governance Committee met twice during 2017. The Nominating and Corporate Governance Committee’s purpose is to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors, assess the effectiveness of the Board of Directors and develop our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for (1) identifying and recommending for election individuals who meet the criteria the Board has established for board membership, (2) recommending nominees to be presented at the Annual General Meeting of Shareholders, (3) reviewing the Board’s committee structure and recommending to the Board the composition of each committee, (4) establishing a policy for considering shareholder nominees for election to our Board, (5) developing and recommending a set of corporate governance guidelines and reviewing them on an annual basis, (6) developing and recommending an annual self-evaluation process of the Board and its committees and overseeing such self-evaluations and (7) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board of Directors from time to time.

The Nominating and Corporate Governance Committee acts pursuant to a formal charter, which is available on our corporate website at www.trtn.com. From our main web page, click on “Investors,” then click on “Corporate Governance.” Next, click on “Nominating and Corporate Governance Committee.” A written copy of the Nominating and Corporate Governance Committee charter may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Executive Sessions

To promote open discussion among the non-executive directors, our non-executive directors meet occasionally in executive sessions without management participation. For purposes of such executive sessions, our “non-executive” directors are those directors who are not executive officers of Triton. In addition, to promote open discussion among the independent directors, our independent directors meet occasionally in executive session. The Board of Directors has designated Mr. Rosner as Lead Independent Director, who presides at such executive sessions.

Interested parties, including shareholders, may communicate directly with our non-executive directors and independent directors by writing to the non-executive directors or independent directors at Triton International Limited c/o Estera Services (Bermuda) Limited, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda. Correspondence received will be forwarded to the appropriate person or persons in accordance with the procedures adopted by the non-executive directors.

Director Nomination Process

The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding the size and composition of our Board of Directors. The Nominating and Corporate Governance Committee reviews annually with our Board of Directors the composition of our Board of Directors as a whole and recommends, if necessary, measures to be taken so that our Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board of Directors as a whole and contains at least the minimum number of independent directors required by the New York Stock Exchange and other applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board of Directors accurately reflects the needs of Triton’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of Triton and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which our Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors and any core competencies or technical expertise necessary to staff committees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee, Triton International Limited c/o Estera Services (Bermuda) Limited at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda not before January 2, 2019 and not later than February 1, 2019 for the 2019 Annual General Meeting and otherwise in compliance with our Bye-Laws. Submission must include the full name, age, business address and residence address of the proposed nominee, a description of the proposed nominee’s principal occupation and business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the class and number of Triton shares that is owned beneficially or of record by the proposed nominee, the name and record address of such nominating shareholder, the class and number of Triton shares that is owned beneficially or of record by such nominating shareholder, a description of all arrangements or understandings between such nominating shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, a representation that the nominating shareholder intends to appear in person or by proxy at the 2019 Annual General Meeting to nominate the person(s) named in its written notice of recommendation and such other information as required by Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Pursuant to the shareholders agreements (the “Sponsor Shareholder Agreements”) between the Company and affiliates of Warburg Pincus LLC (and a related entity) (“Warburg Pincus”) and affiliates of Vestar Capital Partners, Inc. (“Vestar”, and collectively with Warburg Pincus, the “Sponsor Shareholders”), Warburg Pincus is entitled to designate two, and Vestar is entitled to designate one, of the directors of the Company. The director designation rights of Warburg Pincus step down to one director in the event that Warburg Pincus and its permitted transferees (including Bharti Global Limited) beneficially own less than 50% but at least 20% of the Common Shares beneficially owned by Warburg Pincus as of the closing of the Merger, and Warburg Pincus will cease to have any director designation rights if it and its permitted transferees (including Bharti Global Limited) beneficially own less than 20% of the Common Shares beneficially owned by Warburg Pincus as of the closing of the Merger. Vestar will cease to have any director designation rights if it and its permitted transferees beneficially own less than one-third of the Common Shares beneficially owned by Vestar as of the closing of the Merger. For so long as they have director designation rights, Warburg Pincus and Vestar also have the right to appoint certain of their directors to the Nominating and Corporate Governance Committee and the Compensation Committee of the Board of Directors. Warburg Pincus and Vestar have the right to nominate replacements for their respective designated directors, except to the extent their designation rights step down as described above. The nomination of any directors so designated will be subject to the approval of the Nominating and Corporate Governance Committee and of the Board of Directors. All other director replacements will be nominated by the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Party Transactions - Sponsor Shareholders Agreements.”

Term Limit Policy

In February 2018, our Board has implemented a director term limit policy. Under this policy, directors (other than any director who also serves as the Chief Executive Officer or President of the Company) will be subject to a maximum term limit of 12 years, unless an exemption is granted by the Board. The term limits are measured from the later of July 12, 2016 or the date on which a director is first elected to the Board.

Code of Ethics

We have adopted a Code of Ethics which applies to all officers, directors and employees. The Code of Ethics is available on our corporate website at www.trtn.com. From our main web page, click on “Investors,” then click on “Corporate Governance.” Next, click on “Code of Ethics.” A written copy of the Code of Ethics may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Additionally, we have adopted a Code of Ethics for Chief Executive and Senior Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Chief Executive and Senior Financial Officers is available on our corporate website at www.trtn.com and may be found on our website as follows: From our main web page, click on “Investors”, then click on “Corporate Governance.” Next, click on “Code of Ethics for Chief Executive and Senior Financial Officers”. A written copy of the Code of Ethics for Chief Executive and Senior Financial Officers may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics or the Code of Ethics for Chief Executive and Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.trtn.com.

Communications with Directors

Shareholders may communicate with our Board of Directors as a group, the non-executive directors as a group, the independent directors as a group, or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Triton International Limited, c/o Estera Services (Bermuda) Limited, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Brian M. Sondey	50	Chairman, Chief Executive Officer and Director
John Burns	57	Chief Financial Officer
John F. O'Callaghan	57	Executive Vice President, Global Head of Field Marketing and Operations
Kevin Valentine	52	Senior Vice President, Triton Container Sales
Marc Pearlin(1)	62	Senior Vice President, General Counsel and Secretary
(1)	Mr. Pearlin is not a Named Executive Officer as defined in the Compensation Discussion and Analysis section below.

Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director of our Company since July 2016. Upon the closing of the Merger of TCIL and TAL in July 2016, Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

John Burns is our Chief Financial Officer. He is responsible for overseeing our Finance & Accounting, Treasury, Internal Audit, Information Technology, Legal and Human Resources departments. Mr. Burns was formerly Senior Vice President and Chief Financial Officer of TAL where he had the same responsibilities. Before that, Mr. Burns was TAL’s Senior Vice President of Corporate Development, where he was responsible for the execution of TAL’s corporate development strategy. Mr. Burns joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Internal Audit and subsequently transferred to TAL International Container Corporation in April 1998 as Controller. Prior to joining Transamerica Corporation, Mr. Burns spent 10 years with Ernst & Young LLP in their financial audit practice. Mr. Burns holds a BA in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.

John F. O’Callaghan is our Executive Vice President, Global Head of Field Marketing and Operations, and is responsible for overseeing global marketing and operations. Upon the closing of the Merger of TCIL and TAL in July 2016, Mr. O’Callaghan, who had served as the Senior Vice President, Europe, North America, South America and the Indian Sub-continent of TCIL since 2006, became our Global Head of Field Marketing and Operations. From 2002 to 2006, Mr. O'Callaghan served as Regional Vice President, Europe, South America, South Africa and the Indian Sub-continent, and prior to that as Vice President, Refrigerated Containers commencing in 1998. Mr. O’Callaghan was Director of Marketing, Refrigerated Containers from 1996 and Marketing Manager, Refrigerated Containers beginning in 1994. Prior to joining Triton, Mr. O’Callaghan worked as an architect on various construction projects including the Canary Wharf development with Koetter Kim and projects in Germany with Buro Bolles Wilson. Mr. O’Callaghan studied engineering at Trinity College Dublin and qualified with RIBA (Royal Institute of British Architects) as an architect with the Architectural Association in London.

Kevin Valentine is our Senior Vice President, Triton Container Sales. Mr. Valentine is responsible for the execution of our global container sales and trading activities and for overseeing Triton’s tank lease product line. Mr. Valentine joined TAL International Container Corporation in 1994 as Marketing Manager, UK following TAL’s acquisition of his previous employer, Tiphook Container Rental. After joining TAL, Mr. Valentine held positions in TAL’s London office as General Manager UK, Area Director Europe and Vice President, Trader Container Sales & Trading, Mr. Valentine relocated to TAL’s headquarters in 2008 and prior to the Merger of TCIL and TAL was TAL’s Senior Vice President, Trader and Global Operations, responsible for overseeing TAL’s global container and chassis sales and trading activities, global fleet operations, TAL’s tank and chassis leasing product lines and its regional leasing activities in the Americas. Prior to joining TAL International Container Corporation, Mr. Valentine held positions with Tiphook Container Rental from 1990 as Marketing Manager, Indian Subcontinent and Middle East based in London and Marketing Manager, Benelux based in Antwerp, Belgium. Mr. Valentine received a BA (Hons) degree in Business from Middlesex University (formerly known as Middlesex Polytechnic), London, England.

Marc Pearlin is our Senior Vice President, General Counsel and Secretary, and is responsible for overseeing all legal matters. Upon the closing of the Merger of TCIL and TAL in July 2016, Mr. Pearlin who had served as the Vice President, General Counsel and Secretary of TAL since 2004, became the Senior Vice President, General Counsel and Secretary of Triton. In October 1986, Mr. Pearlin joined TAL International Container Corporation and held positions as an Associate General Counsel as well as Secretary and Assistant General Counsel of TAL. Mr. Pearlin holds a Juris Doctor degree from the University of Connecticut School of Law and a BA in Economics and Spanish from Trinity College, Hartford, Connecticut.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of our compensation program for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”). Additional details are provided for each element of compensation in the tables and narratives which follow.

EXECUTIVE SUMMARY

Our Business

Triton is the world's largest lessor of intermodal containers and was formed on July 12, 2016, by an all stock merger of TCIL and TAL. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck. Because of the handling efficiencies they provide, intermodal containers are the primary means by which many goods and materials are shipped internationally. We also lease chassis which are used for the transportation of containers.

Our operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. Our primary customers are the world’s largest shipping lines. We operate our business through 24 offices in 15 countries, and offer leasing services through approximately 456 third-party depot facilities in 47 countries. Our fleet as of December 31, 2017 included 5.6 million 20-foot equivalent units of containers representing a leasing share of over 25%.

Most of our revenues are derived from leasing our equipment fleet to our core shipping line customers and the majority of our leases are structured as operating leases. Through our extensive operating network we also purchase containers from shipping line customers and other sellers of containers and resell these containers to container retailers and users of containers for storage and one-way shipments.

2017 Business Overview

Triton leveraged favorable market conditions and our financial and operating advantages to achieve strong performance in 2017. Higher than expected trade growth led to strong demand for containers, and demand for leased containers was further supported by an increased reliance on leasing relative to direct container purchases by our shipping line customers. The supply of containers was constrained for much of the year due to a combination of factors. Container manufacturing output was disrupted at many factories in the first half of 2017 as a result of tighter environmental regulations in China, and in addition, many of our shipping line customers and several of our leasing company competitors reduced container purchases in response to lingering financial challenges related to the weak market environment experienced in 2015 and 2016. Triton took advantage of the high demand for containers and purchasing constraints facing others in our industry to drive strong improvements in our operating metrics and a rapid recovery of our financial performance. We also captured a large share of new leasing transactions with attractive investment returns.

2017 Performance Highlights:

•	Generated $1.16 billion of leasing revenue
•	Generated $353.5 million of net income

•	Invested nearly $1.6 billion in new containers, by securing an estimated 50% share of new container leasing transactions
•	Achieved average equipment utilization of 96.9%
•	Integrated TCIL’s and TAL’s information systems, effectively concluding merger related activities
•	Raised over $190 million of net proceeds through Common Share offering to support ongoing investment and growth

As a result of our strong 2017 performance, annual cash incentive compensation payments were paid at above target levels

Compensation Objectives and Philosophy

We seek to provide our senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow the Company to recruit and retain high quality individuals. In addition, we seek to structure our compensation plans so that they are straightforward for our senior executives and our shareholders to understand and value, and relatively easy for the Company to administer. We link a substantial portion of overall compensation to short-term and long-term measures of performance to motivate our senior executives and align their interests with those of our shareholders.

We believe that our compensation policies and practices do not promote excessive risk taking and therefore are not reasonably likely to have a material adverse effect on the Company. As described above under “Risk Management”, the Board of Directors has oversight responsibility with respect to risk management. The Compensation Committee oversees our compensation and employee benefit plans and practices, including our executive compensation program and equity-based long term incentive grant plan, and in doing so, reviews each annually to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to Company performance through our annual and long term incentive plans, and require executives to meet minimum share ownership requirements, mitigate risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our Common Shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy” below.

Consideration of Say-On-Pay Vote

Our shareholders are being provided with an opportunity at the Annual Meeting to cast an advisory vote on the 2017 compensation of our Named Executive Officers. At our 2017 annual meeting of shareholders, 99.3% of votes cast were in support of the 2016 compensation of our Named Executive Officers. Although the outcome of such vote will not be binding on us, we value the input from our shareholders on our executive compensation programs and expect to seek input from our shareholders to understand their views with respect to our approach to executive compensation.

Compensation in the Initial Post-Merger Period

In connection with the Merger, the Compensation Committee reviewed the compensation practices of TCIL and TAL and the level of executive compensation at selected peer companies. Based on this review, in September 2016 the Compensation Committee adjusted the overall compensation of a select group of senior management including the Named Executive Officers. The adjustments included an increase in base salary and share grants under the then newly established 2016 Equity Incentive Plan. The new base salaries and share grants were intended to represent the new compensation levels for both the post-Merger period in 2016 and the full year of 2017. Accordingly, no changes were made to the Named Executive Officers’ base salaries in 2017, nor were they awarded any additional share grants in 2017, with the exception of a supplemental grant made to John O’Callaghan, as described below in the Grant of Plan Based Awards Table for 2017. The Named Executive Officers were generally not awarded any additional share grants until February 2018 as part of the 2018 executive compensation program.

Elements of Our Executive Compensation Programs

The following table sets forth information about each pay element and its objectives and key features:

Incentive Type	Element	Objectives	Key features
Fixed	Base salary	Ensure competitive salaries to attract and retain key executives	Base salaries are established to be commensurate with the Executive’s level of knowledge and expertise, and consistent with other Executives in similar roles. Base salaries are reviewed annually
Performance Based	Annual cash-based incentive compensation	Reward executives for annual Company and individual performance
Annual cash award targets are established to reflect the executive’s ability to impact the performance of the Company. Annual award payouts are based 50% on Company performance and 50% on individual performance. The annual incentive program is designed to payout above or below target levels depending on actual performance achieved compared to target performance.

Performance Based	Long-term incentive compensation	Align executive and shareholder interests by linking long-term compensation with shareholder value creation
Annual equity-linked awards are established to reflect the ability of the individual to impact the long-term value of the Company. To date, the Company has used restricted share grants for the long-term incentive program. Restricted share grants have included three year cliff vesting, with 50% of the shares vesting based on time-only and 50% also subject to variability based on the Company’s total shareholder return ranking relative to an identified group of peer companies.

Executive Compensation Practices

What We Do		What We Don’t Do
☑	Link a substantial portion of executive pay to Company performance through our annual and long-term incentive plans	☒	We do not provide single-trigger change-in-control provisions

☑	Compare executive compensation and Company performance to relevant peer group companies	☒	We do not implement pay policies or practices that pose material adverse risk to the Company

☑	Require executives to meet minimum share ownership requirements	☒	We do not allow any hedging or pledging of equity holdings by executives or directors

☑	Provide only limited perquisites	☒	We do not provide tax gross-ups

☑	Hold an annual “Say-on-Pay” vote	☒	We do not pay dividends on unvested share awards; dividends are accrued and paid only if the underlying share awards vest

DETAILED COMPENSATION DISCUSSION AND ANALYSIS

Roles and Responsibilities

The Compensation Committee is comprised of three independent directors: Claude Germain (Chair), David Coulter and John Hextall. In accordance with its written charter, the Compensation Committee is responsible for establishing and overseeing our compensation and benefit philosophies, plans and practices, including our executive annual base compensation amounts, annual incentive compensation program and equity-based compensation plan.

The Compensation Committee evaluates annually the performance of the Chief Executive Officer and all other executive officers in light of the goals and objectives of the Company’s executive compensation plans, and, either alone or together with the other independent directors (as directed by the Board), determines and approves the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation. The Compensation Committee has the authority under its charter to retain compensation consultants to assist it in setting executive compensation.

In establishing annual executive compensation, the Compensation Committee utilizes the following:

•	executive compensation history;
•	comparable company performance and compensation; and
•	executive and Company performance relative to established targets.

Benchmarking

In 2016, in advance of the Merger of TCIL and TAL, an ad hoc committee of TCIL and TAL directors engaged Mercer to review the compensation practices of TCIL and TAL and the level of executive compensation at selected peer companies. As part of this review, the ad-hoc committee and Mercer assessed the overall target and actual compensation levels and analyzed the mix of base salary, annual incentive compensation and long-term and equity-linked compensation of the named executive officers at the selected peer companies. The Compensation Committee did not specifically link the target or actual compensation levels of our Named Executive Officers to those at the selected peer companies, but rather used the peer analysis as a point of reference when determining appropriate overall compensation levels and mix of compensation for our Named Executive Officers. Mercer also provided survey information about overall compensation and the mix of compensation at a wider range of businesses. The Compensation Committee used this survey data as an additional point of reference. This information was updated in 2017 through an internal benchmarking exercise utilizing the same group of peer companies. The 2017 update indicated the total direct compensation (i.e., base salary plus target annual bonus plus long term incentive compensation) for the CEO and all of our other Named Executive Officers was below both the mean and median of the selected peer group.

The peer group companies used by Mercer in the 2016 benchmarking survey and by the Company in its 2017 survey were:

•	Aircastle Limited	•	Hub Group
•	Airlease	•	Matson
•	Forward Air	•	Mobile Mini
•	GATX	•	United Rentals
•	H&E Equipment Services

Mercer selected companies for use in the peer group that operate in similar or adjacent industries, such as the leasing of transportation and other equipment, shipping, and freight forwarding and that are similar to Triton in terms of revenue, asset size and market capitalization (in millions). The Company’s two public container leasing company peers, Textainer Group Holdings Limited (“Textainer”) and CAI International, Inc. (“CAI”), were excluded from the pay peer group. Textainer was excluded because, as a foreign private issuer, it is not required to file a definitive proxy statement but rather includes high-level summary compensation information in its annual report on Form F-20; accordingly, the compensation details provided are not specific enough to be used in the peer group analysis. CAI’s revenue, total assets and market capitalization figures range from 20% to 35% of the corresponding metrics of the Company, and therefore CAI was considered to be too small to be included in the pay peer group. The following table summarize the key financial metrics of the pay peer group:

	Revenue (Year Ended 12/31/2017)	Total Assets (As of 12/31/2017)	Market Capitalization (As of 12/31/2017)
33rd Percentile	1,030.0	1,670.9	1,531.1
Median	1,376.9	2,247.5	1,691.8
66th Percentile	2,046.9	7,422.4	2,355.6
Triton International Limited	1,163.5	9,578.0	3,021.8

Elements of Compensation

Our executive compensation program in 2017 consisted of the following principal elements:

•	base salary;
•	annual cash-based incentive compensation based on the achievement of individual and Company performance goals;
•	equity-based long-term compensation; and
•	employee benefits.

Base Salary

The Compensation Committee believes that competitive base salaries are necessary to attract and retain managerial talent. Base salaries are set at levels considered to be appropriate for the scope of the job function, the level of responsibility of the individual, the skills and qualifications of the individual, and the amount of time spent in the position. Base salaries are also evaluated relative to the amounts paid to executive officers with similar qualifications, experience and responsibilities at the peer group companies.

The Compensation Committee established new base salaries for all of our Named Executive Officers after the Merger of TCIL and TAL as of September 1, 2016 with the intention that they would remain unchanged through December 31, 2017.

Our Compensation Committee reviews the performance and sets the salary for our Chief Executive Officer on an annual basis. As part of this process, our Chief Executive Officer makes salary recommendations to the Committee concerning our other Named Executive Officers, and the Compensation Committee reviews these recommendations and may approve or change the salary amounts for our other Named Executive Officers based on these recommendations.

The following is a summary of our Named Executive Officers’ base salaries for 2017:

Summary of the Named Executive Officers' Base Salaries

Name	Post September 2016 Base Salary Rate	2017 Base Salary	Increase to Base Salary
Brian M. Sondey(1)(3)	$800,000	$800,000	0.0%
John Burns(2)(3)	$425,000	$425,000	0.0%
Simon R. Vernon(3)(4)	£415,000	£415,000	0.0%
John F. O'Callaghan(3)(4)	£290,200	£290,200	0.0%
Kevin Valentine(3)	$330,000	$330,000	0.0%
(1)	In December 2017, the Committee approved an increase to Mr. Sondey's base salary for 2018 to $900,000 effective January 1, 2018.
(2)	In December 2017, the Committee approved an increase to Mr. Burns' base salary for 2018 to $440,000 effective January 1, 2018.
(3)	In September 2016, the Committee increased all NEO base salaries, effective immediately and through December 31, 2017.
(4)	Salary shown in local GBP.

Annual Cash-Based Incentive Compensation

Our executive compensation program provides for annual incentive compensation in order to tie a portion of our Named Executive Officers’ compensation to our short-term performance.

2017 Annual Cash-Based Incentive Plan

The Compensation Committee established a 2017 annual incentive plan that covered all Triton executives, including our Named Executive Officers. The Compensation Committee established the target incentive compensation amount and target incentive compensation range for the Chief Executive Officer and President. The Chief Executive Officer and President made target incentive compensation recommendations to the Compensation Committee for the other Named Executive Officers, and the Compensation Committee reviewed the Chief Executive Officer’s and President's recommendations and approved the recommendations after discussion and refinements. Targets were set at levels considered appropriate for the job function and skills of each individual, and to reflect the individual’s ability to impact Company performance. Targets were also evaluated relative to peer group levels, and generally referenced to benchmark data. Under the plan, incentive compensation targets and ranges are expressed as a percentage of base salary, as set forth in the table below.

Annual Incentive Award Opportunity and Results

	Target (% of Salary)	Range (% of Salary)	Actual (% of Salary)
Brian M. Sondey	100	0 - 200	188
John Burns	60	0 - 120	101
Simon R. Vernon	100	0 - 200	175
John O'Callaghan	60	0 - 120	105
Kevin Valentine	60	0 - 120	105

Payout calculations under the 2017 plan were based 50% on Triton’s 2017 consolidated financial performance and based 50% on individual performance. The financial performance element of the plan included three financial measures: Adjusted pretax income (60% weighting), return on equity (20% weighting) and growth in revenue earning assets (20% weighting). For Named Executive Officers, the individual performance payout was driven by success in three critical areas: post-Merger integration (50% weighting), marketing and container fleet performance (30% weighting), and capital management (20% weighting). The actual payout under the Company financial performance and individual performance elements of the plan could range from 0% to 200% based on actual performance compared to target levels, and the Compensation Committee could also use a subjective assessment of the perceived strength and importance of the contribution of each of the executive officers to increase or decrease the calculated payout levels.

Annual Incentive Plan Financial Performance Targets and Results

Consolidated financial performance	Weighting	Threshold	Target	Maximum	Actual
Adjusted pretax income(1)	60%	$150 million	$185 million	$225 million	$259 million
Return on equity(2)	20%	7.5%	9.0%	11.0%	11.4%
Growth in revenue earning assets(3)	20%	0.0%	4.0%	8.0%	11.3%
(1)	Represents our income before income taxes adjusted for certain items management believes are not representative of the Company’s operating performance, including unrealized gains and losses on interest rate swaps, write-offs of debt costs, transactions and other costs.
(2)	Represents our adjusted net income divided by our average total shareholders’ equity excluding non-controlling interest. Adjustments to net income are same items described in (1) above after taking into account the related tax effect.
(3)	Represents the increase in the net book value of our revenue earning assets.

Annual Incentive Plan Individual Performance Targets and Results

Individual Performance Critical Area	Weighting	Target Objective		Actual Result
Post-Merger Integration	50%	•	New organization structure in place and functioning smoothly	•	Achieved
		•	Integrated processes documented and controlled with no material weakness or significant deficiencies	•	Achieved
		•	Complete systems integration Q2	•	Achieved
		•	$40 million run rate savings achieved in second half	•	Delayed, but expected to be achieved in Q1 2018
Marketing and Container Fleet Performance	30%	•	96% Average Utilization for 2017	•	Exceeded
		•	25% of new build lease market	•	Exceeded
		•	Average dry container sale prices at residual values or better in 2nd half	•	Exceeded
Capital Management	20%	•	$1 billion of net new long-term financing	•	Exceeded
		•	Receive necessary approvals from all lenders by Q2 to complete corporate reorganization	•	Achieved

Long-Term Equity Compensation

We utilize long-term equity compensation for key employees, including our Named Executive Officers, to align their compensation with the growth of long-term value for our shareholders, motivate them to achieve long-range goals and to retain their services over the vesting period. The Compensation Committee administers our long-term equity compensation plans and determines the individuals eligible to receive awards, the types of awards, the number of Common Shares subject to the awards, the price and timing of awards, and the other terms, conditions, performance criteria and restrictions on the awards. Currently, the Company exclusively utilizes restricted common share grants as its long term incentive compensation award.

In determining the number of awards, the Compensation Committee considered individual performance, the importance of each executive officer to the Company’s success, each executive officer’s relative experience and future leadership potential and how the executive officer’s total and long-term equity-linked compensation compared to levels at our selected peer companies.

Shares granted under the 2016 Equity Incentive Plan have a 3 year cliff vesting period, with 50% of the shares contingent on the executive’s continued employment with the Company through the vesting date, and 50% contingent on the executive’s continued employment with the Company through the vesting date as well as the Company’s total shareholder return (“TSR”) over the three-year performance period versus the TSR over the same period of the following peer companies:

•	United Rentals	•	Aircastle
•	Hub Group	•	Forward Air
•	Matson	•	Mobile Mini
•	GATX	•	Textainer Group Holdings
•	H&E Equipment Services	•	CAI International, Inc.
•	Air Lease Corp.

Calculation of Performance Share Award Grants for Shares Granted in 2016 and 2017 under the 2016 Equity Incentive Plan:

•	The TSR of each peer company over the three-year performance period will be calculated and ranked, provided that Textainer will be included on the list three times and CAI will be included on the list twice, as they are direct competitors of the Company and provide a common basis for comparison.
•	If the Company’s TSR over the three-year performance period is in the bottom one-third of the list of peer companies, 75% of the target performance based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the middle one-third of the list, 100% of the target performance based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the top one-third of the list, 125% of the target performance based restricted shares will vest.

Prior to the Merger of TCIL and TAL, and as part of TAL’s existing long-term incentive compensation plans and practices, TAL granted a total of 140,000 TAL restricted shares in January 2016 to Messrs. Sondey, Burns and Valentine and other TAL employees that have a vesting date of January 1, 2019, contingent upon the employee’s continued employment with the Company as of the vesting date. These TAL restricted shares were converted on a one-for-one basis into 140,000 restricted Common Shares at the time of the closing of the Merger, subject to all of their original terms and conditions.

Prior to the closing of the Merger, in order to align long-term incentive compensation for certain of TCIL’s executive officers with that of TAL’s executive officers, TCIL granted a total of 142,668 TCIL restricted shares on July 8, 2016 to Messrs. Vernon and O’Callaghan and other TCIL employees that have a vesting date of January 1, 2019, contingent upon the employee’s continued employment with the Company as of the vesting date. These TCIL restricted shares were converted using the TCIL exchange ratio utilized in the Merger into 113,942 restricted Common Shares at the time of the closing of the Merger, subject to all of their original terms and conditions.

The shares granted in September 2016 were intended to represent the long-term equity linked compensation for both the post-Merger period in 2016 and the full year of 2017. In January 2017, John O’Callaghan received a supplemental restricted share grant of 4,091 time based shares and 4,090 time and performance based shares, with a maximum amount of 5,113 shares (125% of target) available depending on Triton’s performance against our selected peer group.

The following table lists the restricted share grants outstanding for the Named Executive Officers as of December 31, 2017:

Summary of the Named Executive Officers’ Outstanding Share Grants

		Time Based	Time and Performance Based
Name	Vesting Date		Minimum	Target	Maximum
Brian M. Sondey	January 1, 2019(1)	31,000	N/A	N/A	N/A
	September 6, 2019(3)	74,212	55,659	74,212	92,765
John Burns	January 1, 2019(1)	10,500	N/A	N/A	N/A
	September 6, 2019(3)	20,872	15,654	20,872	26,090
Simon Vernon	January 1, 2019(2)	16,522	N/A	N/A	N/A
	September 6, 2019(3)	37,106	27,830	37,106	46,383
John F. O'Callaghan	January 1, 2019(2)	16,522	N/A	N/A	N/A
	September 6, 2019(3)	10,204	7,653	10,204	12,755
	January 1, 2020(3)	4,091	3,068	4,090	5,113
Kevin Valentine	January 1, 2019(1)	8,500	N/A	N/A	N/A
	September 6, 2019(3)	15,770	11,828	15,770	19,713
(1)	Granted under the 2014 TAL International Group Inc. Equity Incentive Plan.
(2)	Granted under the 2016 Triton Container International Limited Share Plan.
(3)	Granted under the Triton International Limited 2016 Equity Incentive Plan.

2018 Target Compensation

For 2018, the Compensation Committee established new target compensation levels under our executive compensation programs for the Chief Executive Officer and the Chief Financial Officer as summarized in the table below. Actual amounts paid in respect of 2018 may differ from the target amounts shown due to above or below target level payouts under the annual cash-based incentive plan and the long-term equity compensation plan.

Named Executive Officer	2018 Base Salary	2018 Annual Cash-Based Incentive Target	2018 Share Grant Value on Grant Date	2018 Total Target Compensation
Brian M. Sondey	$900,000	$900,000	$2,100,000	$3,900,000
John Burns	$440,000	$264,000	$465,000	$1,169,000

Employee Benefits

We provide health and welfare benefits to our employees generally, including all of our Named Executive Officers. For our U.S. based Named Executive Officers, we provide a defined contribution 401(k) plan with a 100% Company matching contribution up to $6,000, subject to IRS regulations and plan contribution limits. For Messrs. Vernon and O’Callaghan, we provide a UK stakeholder pension scheme with a 100% Company matching contribution on up to 5% of the employee’s annual salary. All of our Named Executive Officers also receive a car allowance.

Deferred Compensation Plan

We do not offer a deferred compensation plan to our Named Executive Officers.

Pension Plan

We do not offer a defined benefit pension plan to our Named Executive Officers.

Change of Control

Unvested share grants do not vest solely upon a Change in Control (as defined in the 2016 Equity Incentive Plan). All of our unvested restricted Common Shares provide that the awards shall vest (with any applicable performance conditions deemed to be fully achieved) if, within two years following a Change in Control, the recipient experiences a qualifying termination of employment. Otherwise, we have no individual change of control agreements with any of our Named Executive Officers.

Employment Agreement with Mr. Sondey

In November 2004, TAL entered into an employment agreement with Mr. Sondey in order to retain Mr. Sondey’s services as TAL’s Chief Executive Officer. The employment agreement was assumed by the Company in connection with the closing of the Merger. The employment agreement currently provides for automatically renewing successive one-year terms subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Mr. Sondey’s base salary for 2017 was $800,000 and under the terms of the employment agreement, is increased annually to reflect his performance and increases in the consumer price index. Mr. Sondey is also entitled to certain perquisites, as well as other benefits that are provided to other employees, which include health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined in the employment agreement), if he terminates his employment for good reason (as defined in the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon a termination due to death or disability, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for one year plus a pro-rated portion of the bonus (based on the period from the beginning of the year through the date of termination) that he would have been entitled to receive had his employment not terminated. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.

Non-Compete Agreements

We have not entered into employment agreements with any of our other Named Executive Officers. However, all of our Named Executive Officers are bound by non-compete agreements, which provide that upon the termination of a Named Executive Officer's employment for any reason or no reason, subject to our election to continue to pay to that Named Executive Officer his base salary for a one year period following such termination, unless such termination is for cause, the Named Executive Officer will be restricted from competing with us for a period of one year following such termination. Under the non-compete agreements, our Named Executive Officers are also prohibited from disclosing any of our confidential information.

Executive Severance Plans

Prior to the closing of the Merger, TCIL and TAL each adopted executive severance plans in an effort to retain and keep executives motivated through the merger and post-merger integration processes. The TCIL Senior Executive Separation Plan was terminated on March 16, 2018. The TAL Executive Severance Plan expired on July 12, 2017. Following the termination and expiration, respectively, of the TCIL Senior Executive Separation Plan and the TAL Executive Severance Plan, the Named Executive Officers (other than Messrs. Sondey) are eligible to participate in the TCIL Employee Severance Plan.

TCIL Senior Executive Separation Plan

In 2011, TCIL adopted the Triton Container International Limited Senior Executive Separation Plan (the “TCIL Separation Plan”) in which Messrs. Vernon and O’Callaghan were eligible to participate prior to its termination on March 16, 2018.

Participants in the TCIL Separation Plan were eligible to receive certain severance benefits upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the TCIL Separation Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consisted of: (1) four weeks of severance for each full year of service that the participant had with the Company (up to a maximum of 104 weeks); (2) an annual bonus based on actual performance for the year in which the termination of employment occurred, prorated based on the period of the participant’s active employment for such year; (3) Company-provided outplacement services (up to a maximum cost of  $25,000); and (4) continued provision by the Company of medical, dental, vision, prescription drug, life insurance and long-term disability benefits for a period of up to 12 months (or, if earlier, until the date on which the participant becomes eligible for substantially similar benefits under another employer-provided plan).

TAL Executive Severance Plan

In 2015, in connection with the Merger, TAL adopted the TAL International Group, Inc. Executive Severance Plan (the “TAL Executive Severance Plan”) in which Messrs. Burns and Valentine (but not Mr. Sondey, whose severance is governed by the terms of his employment agreement, as described above) were eligible to participate prior to its expiration on July 12, 2017 (the first anniversary of the Merger).

Under the terms of the TAL Executive Severance Plan, if a participant was involuntarily terminated for performance reasons, and provided that such termination was not the result of willful misconduct or gross negligence and was not for cause, the participant would have received the following severance payments (the “Category One Severance Payments”): (i) one week of base salary for one but less than five years of service; (ii) two weeks of base salary for five but less than ten years of service; and (iii) three weeks of base salary for ten or more years of service.

The TAL Executive Severance Plan further provided that, if a participant’s employment was either (A) involuntarily terminated by the Company in connection with (i) a workforce reduction due to economic conditions or a decrease in company performance, (ii) a reorganization causing the discontinuance of jobs or resulting in changed job aptitude or skill requirements, (iii) being unable to locate another position after returning from a disability leave of absence because the prior position was filled or eliminated during the leave or (iv) a transfer of job functions to a third party or (B) terminated by the participant for good reason (as defined in the TAL Executive Severance Plan), and provided in each case that the participant did not voluntarily resign or abandon his or her job, the participant did not accept a position within the Company or with a third party to which the Company transfers job functions or sells assets, the participant did not decline an offer of a comparable position with the Company or a third party to which the Company transfers job functions or sells assets, and the termination was not for cause (as defined in the TAL Executive Severance Plan), then the participant would have received a payment equal to eighteen months of base salary and target bonus (the “Category Two Severance Payments”).

Severance payments under the TAL Executive Severance Plan were made in a lump sum within forty-five days of the participant’s termination date, subject to the participant’s prior execution of a waiver and release of claims. The TAL Executive Severance Plan did not provide for any tax gross-up payments.

TCIL Employee Severance Plan

In 2015, TCIL adopted the Triton Container International, Incorporated of North America Employee Severance Plan (the “TCIL Employee Severance Plan”) in which the Named Executive Officers (other than Mr. Sondey, whose severance is governed by the terms of his employment agreement, as described above) became eligible to participate in following the termination and expiration, respectively, of the TCIL Separation Plan and the TAL Executive Severance Plan.

Participants in the TCIL Employee Severance Plan were eligible to receive certain severance benefits upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the TCIL Employee Severance Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) two weeks of severance for each full year of service that the participant had with the Company (but no less than 12 weeks and no more than 52 weeks); (2) a pro-rated target bonus for the year in which the termination of employment occurs; (3) Company-provided outplacement services for 6 months; and (4) payment by the Company of COBRA premiums for Company-sponsored group health benefits for a period of up to 6 months (or, if earlier, until the date on which the participant becomes eligible for coverage under another employer-provided plan).

In March 2018, the Company adopted the Amended and Restated TCIL Employee Severance Plan, which provides benefits to all eligible employees upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the Amended and Restated TCIL Employee Severance Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) for those employees with less than 3 completed years of service, a base amount of 4 weeks of pay plus 1 additional week of pay for each completed year of service, and for those employees with 3 or more completed years of service, a base amount of 8 weeks of pay plus 1 additional week of pay for each completed year of service, with a maximum award of 32 weeks of pay; (2) Company-provided outplacement services; and (3) payment by the Company of the Company portion of COBRA premiums for Company-sponsored group health benefits for a period of up to 6 months (or, if earlier, until the date on which the participant becomes eligible for coverage under another employer-provided plan). For purposes of the Amended and Restated TCIL Employee Severance Plan, a week of pay is calculated by dividing the eligible employee’s annual base salary plus bonus target by 52.

TAL Executive Retention Plan

In 2015, in connection with the Merger of TCIL and TAL, TAL adopted the TAL International Group, Inc. Executive Retention Bonus Plan (the “TAL Executive Retention Bonus Plan”), which provided for a retention bonus equal to six months of a participant's base salary to vest upon the earliest to occur of (i) the first anniversary of the effective time of the closing of the Merger, provided that the participant remained continuously employed through, and had not tendered a notice of resignation prior to, such date, (ii) the termination of the participant's employment without cause or by the participant for good reason (each as defined in the TAL Executive Retention Bonus Plan), (iii) the participant’s death or disability and (iv) June 30, 2017, provided that the participant remained continuously employed through, and had not tendered a notice of resignation prior to, such date. The retention bonus was paid in a lump sum in July 2017. Each of Messrs. Sondey, Burns and Valentine received a retention bonus pursuant to the TAL Executive Retention Bonus Plan.

Anti-Hedging and Anti-Pledging Policy

Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. The Company has a policy prohibiting employees, including officers, and directors from engaging in speculative transactions involving Company shares, including purchasing Company shares on margin, pledging Company shares to secure a loan, trading in options on the Company's shares, or short sales of Company shares.

Executive Share Ownership Guidelines

In February 2018, the Company adopted share ownership guidelines to help achieve our compensation objective of linking the interests of our executives to those of our shareholders. The guidelines provide that each Named Executive Officer must maintain ownership of a number of Company shares with a market value equal to the specified multiple of the executive’s base salary as shown in the table below:

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No
Brian M. Sondey	6	Yes
John Burns	3	Yes
Simon R. Vernon	3	Yes
John F. O'Callaghan	2	Yes
Kevin Valentine	2	Yes

Ownership that counts for the guidelines includes Common Shares, unvested time-based restricted shares or restricted share units, unvested, time-based share options or share appreciation rights, unvested performance-based share appreciation rights, and shares or units held by a Named Executive Officer in any deferral plan. For restricted share grants and other grants that are both time-based and performance-based, the minimum amount of shares that will be awarded under the grant count towards the ownership guidelines.

All of our Named Executive Officers met their required ownership levels as of the date the share ownership guidelines were adopted. If at any time a Named Executive Officer is not in compliance with these guidelines, the Named Executive Officer will be required to retain 50 percent of the net (after taxes) shares received upon the exercise of any share options or share appreciation rights and/or upon the vesting of any restricted shares or restricted share units until the guideline ownership levels have been reached.

Tax Deductibility of Compensation

Internal Revenue Code Section 162(m) imposes a limit of $1 million per year on the amount of compensation paid to certain of executive officers that a company may deduct for any single taxable year. For 2017, the Company was not subject to this deduction limitation with respect to any of its executive officers due to the way that the Company became publicly-held in connection with the Merger. This blanket exception to the deduction limitation would have remained effective through the date of the annual general meeting of shareholders in 2018 if Section 162(m) had not been amended (see below). Historically, the deduction limitation also did not apply to “qualified performance based compensation” within the meaning of Section 162(m).

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”). The Act made significant changes to Section 162(m) that are generally effective for compensation paid in taxable years beginning after

December 31, 2017, unless transition relief is available (as described below). The Act eliminates the historic exception for qualified performance-based compensation. In addition, the Act provides that the deduction limitation will apply to annual compensation paid to an individual who served as the CEO or CFO at any time during the taxable year or one of the three highest compensated officers (other than the CEO or CFO) for the taxable year (collectively, the “covered employees”). Once an individual is a covered employee for a taxable year beginning after December 31, 2016, the individual is considered a covered employee for all future years, including after termination of employment and even after death.

The Act includes a transition relief rule pursuant to which the changes to Section 162(m) under the Act, including the elimination of the exception for qualified performance-based compensation, will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. However, because of uncertainties as to the application and interpretation of the transition relief rule, no assurances can be given at this time that any our existing contracts and awards, even if in place on November 2, 2017 and not modified following such date, will meet the requirements of the transition relief rule. While it is the Compensation Committee’s intent to avoid the deduction limitations of Section 162(m) whenever possible in order to compete effectively for executive-level talent, the Compensation Committee has not adopted a policy requiring that all compensation paid by the Company be tax deductible. Accordingly, compensation paid by the Company may not be deductible because it exceeds the limitations or other requirements for deductibility under Section 162(m).

Compensation Consultant

Over the last two years, the Company has retained Mercer, a wholly-owned subsidiary of MMC, to provide advice and recommendations to the Compensation Committee with respect to the Company’s executive and director compensation programs, including the following:

•	Peer group analysis and selection
•	Share ownership guidelines and best practices
•	Disclosure enhancements

Compensation Committee Interlocks and Insider Participation

The Board of Directors has established a Compensation Committee, consisting of Messrs. Germain, Coulter and Hextall. No members of the Compensation Committee are officers, employees or former officers of the Company. No executive officer of the Company served as a member of the compensation committee (or other committee performing equivalent functions) or board of directors of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Claude Germain, Chair
David A. Coulter
John S. Hextall

SUMMARY COMPENSATION TABLE FOR 2017

In connection with the Merger, the Compensation Committee reviewed the compensation practices of TCIL and TAL and the level of executive compensation at selected peer companies. Based on this review, in September 2016 the Compensation Committee adjusted the overall compensation of a select group of senior management, including the Named Executive Officers. The adjustments included an increase in base salary and share grants under the then newly established 2016 Equity Incentive Plan. The new base salaries and share grants were intended to represent the new compensation levels for both the post-Merger period in 2016 and the full year of 2017. Accordingly, no Named Executive Officers were awarded additional share grants in 2017, with the exception of a supplemental grant made to John O’Callaghan. Share grants to the Named Executive Officers were made in 2018, and it is expected that the Named Executive officers will continue to receive annual share grants in future years.

The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Brian M. Sondey Chairman, Chief Executive Officer, Director	2017	$800,000	$362,500	$—	$1,500,000	$15,988	$2,678,488
	2016	$361,923	$—	$2,159,569	$850,020	$4,091	$3,375,603

John Burns Chief Financial Officer	2017	$425,000	$187,500	$—	$427,125	$15,830	$1,055,455
	2016	$191,038	$—	$607,375	$226,163	$5,324	$1,029,900

Simon R. Vernon(8) Former President	2017	$561,288	$—	$—	$982,253	$31,451	$1,574,992
	2016	$470,422	$529,528	$1,305,806	$285,472	$42,710	$2,633,938

John F. O'Callaghan(8) Executive Vice President, Global Head of Field Marketing and Operations	2017	$392,496	$—	$195,935	$412,120	$41,453	$1,042,004
	2016	$351,464	$—	$522,957	$227,584	$33,757	$1,135,762

Kevin Valentine Senior Vice President, Triton Container Sales	2017	$330,000	$147,500	$—	$346,500	$14,466	$838,466
	2016	$148,946	$—	$458,907	$186,323	$3,831	$798,007
(1)	Pursuant to SEC guidance, amounts in this column for 2016 for Messrs. Sondey, Burns and Valentine (who were previously Named Executive Officers of TAL) only reflect their salaries paid by the Company for periods after the closing of the Merger of TCIL and TAL. For the full year 2016 (including amounts paid by TAL prior to the closing of the Merger), Mr. Sondey’s salary was $765,769, and his all other compensation was $17,007; Mr. Burns’ salary was $401,038, and his all other compensation was $17,607; and Mr. Valentine’s salary was $314,254, and his all other compensation was $16,355. Pursuant to SEC guidance, amounts for 2016 Messrs. Vernon and O’Callaghan (who were previously executive officers of TCIL) reflect their salaries paid for the full year 2016, including amounts paid by TCIL prior to the closing of the Merger.
(2)	The amount in this column represents the one-time payment received under the TAL Executive Retention Bonus Plan by Mr. Sondey, Mr. Burns and Mr. Valentine in 2017 and the discretionary bonus that Mr. Vernon received in 2016.
(3)	The Company granted restricted shares to all of the Named Executive Officers in September 2016 which were intended to provide long-term compensation and incentivize performance for both the post-Merger period in 2016 and the full year of 2017.
(4)	Pursuant to SEC guidance, the share award values shown in this column represent the grant date fair value of the time-based and performance-based restricted Common Shares granted by the Company in January 2017 to Mr. O’Callaghan and in September 2016 to all of our Named Executive Officers, in each case as calculated in accordance with FASB ASC 718 - “Compensation - Stock Compensation”, as well as the grant date fair value of the TCIL restricted shares granted to Messrs. Vernon and O’Callaghan in July 2016 prior to the closing of the Merger, as calculated in accordance with FASB ASC 718 - “Compensation - Stock Compensation”. For further discussion regarding the assumptions used in valuing these share awards, please refer to Note 9 to the Company’s Form 10-K filed on February 27, 2018. In addition, Messrs. Sondey, Burns and Valentine received the following TAL restricted share grants in January 2016 prior to the closing of the Merger: Mr. Sondey: 31,000 TAL restricted shares with a grant date fair value of $337,590 and a value of $473,680 on the July 12, 2016 closing date of the Merger; Mr. Burns 10,500 TAL restricted shares with a grant date fair value of $114,345 and a value of $160,440 on the July 12, 2016 closing date of the Merger; and Mr. Valentine: 8,500 TAL restricted shares with a grant date fair value of $92,565 and a value of $129,880 on the July 12, 2016 closing date of the Merger. All of the TAL restricted shares and TCIL restricted shares granted to our Named Executive Officers in 2016 prior to the closing of the Merger were converted into restricted Common Shares at the closing of the Merger based on the applicable TAL and TCIL exchange ratios utilized in the Merger. 4,091 of the January 2017 restricted Common Share grants to Mr. O’Callaghan have three year cliff vesting, and the remainder of these grants (4,090 at target; 5,113 at 125% of target) are also contingent upon meeting certain performance based criteria, as described above in the Compensation Discussion & Analysis. The January 2016 TAL restricted share grants have approximately three year cliff vesting, contingent only upon continued employment. The July 2016 TCIL restricted share grants have approximately two and one-half year cliff vesting, contingent only upon continued employment. 238,868 of the September 2016 restricted Common Share grants have three year cliff vesting, and the remainder of these grants (238,868 at target; 298,589 at 125% of target) are also contingent upon meeting certain performance based criteria, as described above in the Compensation Discussion & Analysis.

Information concerning the share awards is shown in the table below:

Grant Date	Grant Price	Vesting Date
January 30, 2017	$23.95	January 1, 2020
September 7, 2016	$14.55	September 6, 2019
July 8, 2016	$13.68	January 1, 2019
January 25, 2016	$10.89	January 1, 2019
(5)	The grant date fair value of the performance-based restricted Common Shares reported in this column assumes that these awards will be earned at the target level of performance. If the maximum level of performance had been assumed, the grant date fair value of the time vested Common Shares granted and the performance-based restricted Common Shares granted to our Named Executive Officers would have been as follows: In 2017, Mr. O’Callaghan: $220,436. In 2016, Mr. Sondey: $2,429,515; Mr. Burns: $683,297; Mr. Vernon: $1,214,765; Mr. O’Callaghan: $334,053; and Mr. Valentine: $516,278.
(6)	Pursuant to SEC guidance, represents cash awards earned respectively for 2016 and 2017 under our annual incentive compensation program, including the part of the 2016 annual incentive payout that was calculated based on the Named Executive Officer’s applicable pre-Merger bonus plan (TCIL or TAL, as applicable) and original company performance prior to the closing of the Merger. All incentive compensation payments to our Named Executive Officers are calculated following the closing of the fiscal year and paid out in January/February of the following year.
(7)	In 2017, all other compensation consisted of the following:
Name	Savings Plan Company Match ($)	Other Compensation ($)(1)	Total ($)
Brian M. Sondey	$6,000	$9,988	$15,988
John Burns	$6,000	$9,830	$15,830
Simon R. Vernon	$7,318	$24,133	$31,451
John F. O'Callaghan	$22,332	$19,121	$41,453
Kevin Valentine	$6,000	$8,466	$14,466
(1)	Other compensation includes Company paid car allowances and Company paid life insurance premiums for coverage exceeding $50,000. In addition, for Messrs. Vernon, and O’Callaghan the amount also includes club fees and for Mr. Vernon also includes disability insurance.
(8)	Amounts reported in the table for Messrs. Vernon and O’Callaghan in respect of salaries, discretionary bonus amounts, non-equity incentive plan awards and all other compensation were paid in GBP but were converted for purposes of this table from GBP to US dollars. For 2017, the foreign exchange rate on November 30, 2017 of 1 GBP to 1.3525 US dollars was used and for 2016 the foreign exchange rate on November 30, 2016 of 1 GBP to 1.25 US dollars was used.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2017

The following table includes certain information with respect to the non-equity incentive compensation plan awards and equity awards for our Named Executive Officers during the fiscal year ended December 31, 2017:

	Grant Date	Non-Equity Incentive Awards			Equity Incentive Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards(4)
Name		Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Brian M. Sondey	—	$0	$800,000	$1,600,000	—	—	—		$—
John Burns	—	$0	$255,000	$510,000	—	—	—		$—
Simon R. Vernon(3)	—	$0	$561,288	$1,122,576	—	—	—		$—
John F. O'Callaghan(2)(3)	1/30/17	$0	$235,498	$470,995	3,068	4,090	5,113		$97,956
	1/30/17							4,091	$97,979
Kevin Valentine	—	$0	$198,000	$396,000	—	—	—		$—
(1)	The Company granted restricted shares to all NEO's in September 2016 which were intended to provide long-term compensation and incentivize performance for both the post-Merger period in 2016 and the full year of 2017.
(2)	In January 2017, John O’Callaghan received a supplemental grant of time-based and performance-based restricted Common Shares.
(3)	Based on Nov 30, 2017 foreign exchange rate of 1 GBP = 1.3525 USD.
(4)	Calculated using the January 30, 2017 share price equal to $23.95.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE FOR 2017

The following table includes certain information with respect to restricted share awards held by each of our Named Executive Officers as of December 31, 2017.

	Stock Awards
	Time Based Restricted Shares		Time and Performance Based Restricted Shares		Combined Totals
Name	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)	Total Number of Unvested Time Based and Time and Performance Based Restricted Shares (#)	Combined Market Value of Unvested Time Based and Time and Performance Based Restricted Shares ($)
Brian M. Sondey(4)	105,212	$3,940,189	74,212	$2,779,239	179,424	$6,719,428
John Burns(5)	31,372	$1,174,881	20,872	$781,656	52,244	$1,956,537
Simon R. Vernon(6)	53,628	$2,008,369	37,106	$1,389,620	90,734	$3,397,989
John F. O'Callaghan(7)	30,817	$1,154,097	14,294	$535,310	45,111	$1,689,407
Kevin Valentine(8)	24,270	$908,912	15,770	$590,587	40,040	$1,499,499
(1)	Amounts appearing in this column include (1) time based restricted Common Shares granted by the Company in September 2016 to each of our Named Executive Officers, (2) TAL restricted shares granted to Messrs. Sondey, Burns and Valentine in January 2016 prior to the closing of the Merger that were converted into restricted Common Shares at the closing of the Merger based on the TAL exchange ratio utilized in the Merger and (3) TCIL restricted shares granted to Messrs. Vernon and O’Callaghan in July 2016 prior to the closing of the Merger that were converted into restricted Common Shares at the closing of the Merger based on the TCIL exchange ratio utilized in the Merger, and (4) time based restricted Common Shares granted by the Company to Mr. O’Callaghan in January 2017. The January 2017 and September 2016 time-based restricted Common

Share grants have three year cliff vesting contingent only upon continued employment with the Company. The restricted Common Shares originally granted in January 2016 as TAL restricted share grants have approximately three year cliff vesting, contingent only upon continued employment. The restricted Common Shares originally granted in July 2016 as TCIL restricted share grants have approximately two and one-half year cliff vesting, contingent only upon continued employment.

(2)	The closing market price of the Company’s Common Shares on December 29, 2017 was $37.45.
(3)	Amounts appearing in this column include (1) time and performance based restricted Common Shares granted by the Company in September 2016 to each of our Named Executive Officers and (2) time and performance based restricted Common Shares granted by the Company to Mr. O’Callaghan in January 2017. The January 2017 and September 2016 time and performance based restricted Common Share grants have three year cliff vesting contingent upon continued employment with the Company, but are also contingent upon meeting certain performance based criteria, as described above in the Compensation Discussion & Analysis. The amounts appearing in this column assume that the target number of time and performance based restricted Common Shares will be earned.
(4)	Mr. Sondey’s restricted shares vest as follows: 31,000 on January 1, 2019 and 148,424 on September 6, 2019 (which includes the target of the performance based share grants).
(5)	Mr. Burns’ restricted shares vest as follows: 10,500 on January 1, 2019 and 41,744 on September 6, 2019 (which includes the target of the performance based share grants).
(6)	Mr. Vernon’s restricted shares were scheduled to vest as follows: 16,522 on January 1, 2019 and 74,212 on September 6, 2019 (which includes the target of the performance based share grants). Mr. Vernon’s shares vested on February 28, 2018 in conjunction with his retirement. The total number of shares that vested was 100,011, which included 83,489 performance based shares, representing the maximum number available.
(7)	Mr. O’Callaghan’s restricted shares vest as follows: 16,522 on January 1, 2019, 20,408 on September 6, 2019 (which includes the target of the performance based share grants) and 8,181 on January 1, 2020 (which includes the target of the performance based share grants).
(8)	Mr. Valentine’s restricted shares vest as follows: 8,500 on January 1, 2019 and 31,540 on September 6, 2019 (which includes the target of the performance based share grants).

OPTIONS EXERCISED AND STOCK VESTED IN 2017

There were no share options exercised or restricted Common Share awards vested during 2017.

PENSION BENEFITS FOR 2017

We do not provide our Named Executive Officers with any plans providing for payments or other benefits at, following or in connection with retirement, other than our tax-qualified defined contribution 401(k) plan and our UK Stakeholders Scheme for Messrs. Vernon and O’Callaghan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2017

We do not provide our Named Executive Officers with any plans providing for nonqualified deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and quantifies the payments and benefits that our Named Executive Officers would have been eligible to receive from us under each contract, agreement, plan or arrangement entered into, sponsored or maintained by the Company that provides for payments or benefits in connection with a termination of employment or a change in control of the Company. The quantitative disclosure provided in this section assumes that the applicable termination of employment or change in control of the Company occurred on December 31, 2017, and that the closing price per Common Share to the extent applicable is equal to the closing market price on December 29, 2017 of $37.45.

Employment Agreement with Mr. Sondey

Pursuant to his employment agreement, Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined in the employment agreement), if he terminates his employment for good reason (as defined in the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon his death or disability, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for one year plus a pro-rated portion of the bonus (based on the period from the beginning of the year through the date of termination) that he would have been entitled to receive had his employment not terminated. Based on Mr. Sondey’s compensation and bonus levels as of December 31, 2017, the amount of cash severance that would be payable to Mr. Sondey pursuant to his employment agreement upon a termination his employment by us without cause or by for him for good reason on December 31, 2017, is equal to $2,400,000, and the amount of cash severance that would be payable to Mr. Sondey pursuant to his employment agreement upon a termination his employment due to death or disability on December 31, 2017, is equal to $1,600,000 plus a maximum pro-rated bonus payment of $800,000.

Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.

Non-Compete Agreements

We have not entered into employment agreements with any of our other Named Executive Officers. However, all of our Named Executive Officers are bound by non-compete agreements, which provide that upon the termination of a Named Executive Officer's employment for any reason or no reason, subject to our election to continue to pay to that Named Executive Officer his base salary for a one year period following such termination, unless such termination is for cause, the Named Executive Officer will be restricted from competing with us for a period of one year following such termination. Based on the compensation levels of our Named Executive Officers (other than Mr. Sondey) as of December 31, 2017, the amount of cash severance that would be payable to each of our Named Executive Officers upon the termination their employment for any reason or no reason on December 31, 2017 (unless such termination is for cause), subject to our election to continue to pay to that Named Executive Officer his base salary for a one year period following such termination in exchange for a one year non-compete, would be equal to: $425,000 for Mr. Burns; for Mr. Vernon, $561,288; $392,496 for Mr. O’Callaghan; and $330,000 for Mr. Valentine. Messrs. Vernon’s and O’Callaghan’s amounts were calculated in GBP and reflects conversions to US dollars based on the November 30, 2017 foreign exchange rate of 1 GBP to 1.3525 US dollar.

Restricted Common Shares

All of our unvested restricted Common Shares provide that the awards shall vest in the event the recipient’s employment with the Company is terminated as a result of a Change of Control (as defined in the applicable award agreement). Otherwise, we have no individual change of control agreements with any of our Named Executive Officers. Based on the number of restricted Common Shares held by each of our Named Executive Officers as of the December 31, 2017, and assuming that the number of performance-based restricted Common Shares are earned at maximum, the value of the equity acceleration that each of our Named Executive Officers would receive in the event the recipient’s employment with the Company is terminated as a result of a Change of Control, using December 31, 2017 as a valuation date, would be equal to: $7,414,239 for Mr. Sondey, $2,151,952 for Mr. Burns, $3,745,412 for Mr. Vernon, $1,823,253 for Mr. O’Callaghan, and $1,647,163 for Mr. Valentine.

TCIL Executive Severance Plan

Under the TCIL Executive Severance Plan, in which Mr. Vernon and Mr. O’Callaghan were eligible to participate prior to its termination on March 16, 2018, participants were eligible to receive certain severance benefits upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the TCIL Separation Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consisted of: (1) four weeks of severance for each full year of service that the participant had with the Company (up to a maximum of 104 weeks); (2) an annual bonus based on actual performance for the year in which the termination of employment occurred, prorated based on the period of the participant’s active employment for such year; (3) Company-provided outplacement services (up to a maximum cost of  $25,000); and (4) continued provision by the Company of medical, dental, vision, prescription drug, life insurance and long-term disability benefits for a period of up to 12 months (or, if earlier, until the date on which the participant becomes eligible for substantially similar benefits under another employer-provided plan). Based on the compensation levels of these Named Executive Officers as of December 31, 2017, the total value of the severance benefits that would become payable upon a termination of employment by the Company without cause or by the participant for good reason on December 31, 2017, would be as follows: $3,744,415 for Mr. Vernon and $1,359,099 for Mr. O’Callaghan. Amounts were calculated in GBP and the chart reflects conversions to US dollars based on the November 30, 2017 foreign exchange rate of 1 GBP to 1.3525 US dollar. As a result of his retirement on February 28, 2018, Mr. Vernon will receive severance benefits under the TCIL Separation Plan in the total amount of approximately $3,808,377.

Following the termination of the TCIL Executive Severance Plan on March 16, 2018, Mr. O’Callaghan ceased to be eligible to receive the severance benefits described above and instead became eligible to receive the severance benefits under the Amended and Restated TCIL Employee Severance Plan, as described in greater detail in the following section.

TCIL Employee Severance Plan

In 2015, TCIL adopted the TCIL Employee Severance Plan in which Messrs. Burns and Valentine became eligible to participate following the termination and expiration, respectively, of the TAL Separation Plan and the TAL Executive Severance Plan.

Participants in the TCIL Employee Severance Plan were eligible to receive certain severance benefits upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the TCIL Employee Severance Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) two weeks of severance for each full year of service that the participant had with the Company (but no less than 12 weeks and no more than 52 weeks); (2) a pro-rated target bonus for the year in which the termination of employment occurs; (3) Company-provided outplacement services for 6 months; and (4) payment by the Company of COBRA premiums for Company-sponsored group health benefits for a period of up to 6 months (or, if earlier, until the date on which the participant becomes eligible for coverage under another employer-provided plan). Based on the compensation levels of these Named Executive Officers as of December 31, 2017, the total value of the severance benefits that would have become payable upon a termination of employment by the Company without cause or by the participant for good reason on December 31, 2017, would be as follows: $616,269 for Mr. Burns and $550,743 for Mr. Valentine.

The Company adopted effective as of March 30, 2018 the Amended and Restated TCIL Employee Severance Plan, which provides benefits to all eligible employees, including Messrs. Burns, O’Callaghan and Valentine, upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the Amended and Restated TCIL Employee Severance Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) for those employees with less than 3 completed years of service, a base amount of 4 weeks of pay plus 1 additional week of pay for each completed year of service, and for those employees with 3 or more completed years of service, a base amount of 8 weeks of pay plus 1 additional week of pay for each completed year of service, with a maximum award of 32 weeks of pay; (2) Company-provided outplacement services; and (3) payment by the Company of the Company portion of COBRA premiums for Company-sponsored group health benefits for a period of up to 6 months (or, if earlier, until the date on which the participant becomes eligible for coverage under another employer-provided plan). For purposes of the Amended and Restated TCIL Employee Severance Plan, a week of pay is calculated by dividing the eligible employee’s annual base salary plus bonus target by 52. Based on the compensation levels of Messrs. Burns, O’Callaghan and Valentine as of December 31, 2017, the total value of the severance benefits that would become payable upon a termination of employment by the Company without cause or by the participant for good reason would be as follows: $510,019 for Mr. Burns, $487,528 for Mr. O’Callaghan, and $423,820 for Mr. Valentine.

CEO PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires the Company to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee.

To determine the median employee, we made a direct determination from our global employee population, of approximately 255 individuals. We established a consistently applied compensation measure inclusive of base pay, overtime, annual incentives, and allowances to identify the Company’s median employee. Our employee population was evaluated as of December 31, 2017, and reflects compensation paid from January 1, 2017, through December 31, 2017. Where allowed under the applicable SEC rule, we have annualized compensation for full time and part-time employees newly hired in 2017. Non-US compensation was converted to US dollars based on the applicable exchange rates as of December 31, 2017.

Based on the above determination, the annual total compensation (under the Summary Compensation Table definition) for the median employee is $128,859. Using the CEO’s total compensation of $2,678,488 under the same definition, the resulting ratio is 21:1.

Description of Equity Compensation Plans

Triton International Limited 2016 Equity Incentive Plan

On July 8, 2016, Board of Directors approved the adoption of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”). The terms and conditions of the 2016 Equity Incentive Plan are briefly described below. This summary of the 2016 Equity Incentive Plan is not intended to be a complete description of the 2016 Equity Incentive Plan, and is qualified in its entirety by the actual text of the 2016 Equity Incentive Plan to which reference is made.

The maximum number of Common Shares with respect to which awards may be granted under the 2016 Equity Incentive Plan is 5,000,000. To the extent that any shares subject to awards have been canceled, expired, not issued or forfeited for any reason (in whole or in part), such shares will again be available for awards under the 2016 Equity Incentive Plan. Shares subject to awards that have been retained by the Company or delivered to the Company in payment or satisfaction of the purchase price or tax withholding obligations will not be available for subsequent grant under the 2016 Equity Incentive Plan.

The 2016 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.

Any of the employees, consultants, directors or any other person providing services to the Company or its affiliates, as determined by the Compensation Committee, may be selected to participate in the 2016 Equity Incentive Plan. The granting of awards under the 2016 Equity Incentive Plan is discretionary and therefore, the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group. These participants may receive one or more of the following awards:

•	Stock Options. Stock options may be granted under the 2016 Equity Incentive Plan, including incentive stock options and nonqualified stock options.
•	Stock Appreciation Rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in cash or Common Shares.
•	Restricted Shares. A restricted share award is the grant of Common Shares on a date determined by the Compensation Committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met.
•	Dividend Equivalent Rights. The award of Dividend Equivalent Rights permits the participant to earn an amount equal to the dividends or other distributions payable with respect to Common Shares.
•	Cash Awards. Awards that are payable solely in cash may be granted under the 2016 Equity Incentive Plan, subjected to such conditions and restrictions as the Compensation Committee may determine.

The terms and conditions of all awards under the 2016 Equity Incentive Plan will be determined by the Compensation Committee at the time of the grant of the award and will be reflected in the award agreement.

In the event that a Change in Control (as defined in the 2016 Equity Incentive Plan) occurs and a participant’s employment is subsequently terminated by the Company or its affiliates without Cause or by the participant for Good Reason (in each case as defined in the 2016 Equity Incentive Plan) within the two years following the Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges (a) any and all options and SARs granted under the 2016 Equity Incentive Plan shall become immediately exercisable and (b) any restriction periods and restrictions imposed on restricted shares or other awards shall lapse and performance conditions shall be deemed to be fully achieved.

Each award agreement shall set forth the extent to which the participant shall have the right to exercise options and SARs, receive unvested restricted shares and unvested dividend equivalent rights, following termination of service with the Company.

TCIL 2016 Share Plan

On July 8, 2016 TCIL established the 2016 Triton Container International Limited Equity Incentive Plan for the sole purpose of making restricted share grants to certain TCIL executives, including Messrs. Vernon and O’Callaghan, prior to the closing of the Merger of TCIL and TAL.

The maximum number of TCIL shares that may be issued under the TCIL 2016 Share Plan was 142,668 TCIL shares, and that maximum number of shares was issued on July 8, 2016, which shares were converted to restricted Common Shares as of the closing of the Merger. No more grants will be made under the plan. Restricted shares were the only type of award that were permitted to be granted under the plan.

The 2016 TCIL Share Plan is administered by the Compensation Committee of our Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.

In the event that a Change in Control (as defined in the 2016 TCIL Share Plan) occurs and a participant’s employment is subsequently terminated by the Company or its affiliates without Cause or by the participant for Good Reason (in each case as defined in the 2016 TCIL Share Plan) any restriction periods and restrictions imposed on restricted shares or other awards shall lapse and performance conditions shall be deemed to be fully achieved.

2014 TAL International Group, Inc. Equity Incentive Plan

TAL established the 2014 TAL International Group, Inc. Equity Incentive Plan (“2014 Stock Plan”) so that TAL and its subsidiaries could (i) attract and retain persons eligible to participate in the plan; (ii) motivate persons eligible to participate, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align the interests of the persons eligible to participate with those of the Company’s other shareholders through compensation that is based on the Company’s common shares; and thereby promote the long-term financial interest of the Company and its subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

Shares reserved for issuance. The 2014 Stock Plan has been frozen and no more shares will be issued under the plan. The maximum number of shares with respect to which awards could be granted under the 2014 Stock Plan was 3,000,000 and the shares remaining to be issued under the plan at the time the plan was frozen was 2,860,000.

Administration. The 2014 Stock Plan is administered by the Compensation Committee of our Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares of stock subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.

Participants. Any of our employees, consultants, directors or any other person providing services to us or our subsidiaries, as determined by the Committee, were eligible be selected to participate in the 2014 Stock Plan. These participants were eligible to receive one or more of the following awards:

Stock Options. Stock options including incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options.

Stock Appreciation Rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in cash or our Common Shares.

Restricted Stock. A restricted stock award is the grant of our Common Shares on a date determined by the Committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met.

Dividend Equivalent Rights. The award of Dividend Equivalent Rights permits the Participant to earn an amount equal to the dividends or other distributions payable with respect to shares of our Common Shares.

Change in Control. For the January 2016 restricted stock grants, which are the only grants remaining outstanding, in the event of a Change in Control (as defined below), and within 24 months following the occurrence of such Change of Control, the grantee’s employment is terminated by the Company other than for Cause or by the grantee for Good Reason, all unvested restricted shares granted in January 2016 shall vest in full upon the date of the termination of employment.

“Change in Control” means (1) a sale of all or substantially all of the Company’s assets or (2) a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person; provided however, none of the following shall be considered a Change in Control: (a) a merger effected exclusively for the purpose of changing the domicile of the Company, (b) an equity financing in which the Company is the surviving corporation, or (c) a transaction in which the holders of at least 50% of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) 50% or more of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2017 with respect to outstanding awards and shares remaining available for issuance under the Company’s existing equity compensation plan. Information is included in the table as to Common Shares that may be issued pursuant to Triton’s equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	385,503(2)	N/A	4,306,080
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	385,503	N/A	4,306,080
(1)	Represents the 2016 Equity Incentive Plan.
(2)	Represents the number of performance-based restricted Common Shares that can be earned as if the Company’s TSR over the three-year performance period is in the top one-third of the list of peer companies. The weighted average exercise price of the restricted shares identified in column (a) is listed as N/A since such restricted shares do not have an exercise price or purchase price. Pursuant to SEC guidance, time-based restricted Common Shares that were issued and outstanding as of December 31, 2017, are not included in column (a) or (c) of this table.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Triton’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three directors, all of whom are independent directors as defined under Section 10A of the Securities Exchange Act of 1934, the SEC rules, the NYSE listing standards and our corporate governance guidelines. Each member of the Audit Committee is financially literate, as that qualification is interpreted by Triton’s Board of Directors in its business judgment. Further, Mr. Alspaugh qualifies and is designated as an “audit committee financial expert” serving on the Audit Committee as such term is defined in rules adopted by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of Triton’s financial statements, oversight with respect to the Company’s disclosure controls and procedures and internal controls over financial reporting, the evaluation and retention of Triton’s independent auditor, the performance of the Company’s internal audit, ethics and compliance functions. The Audit Committee meets regularly with the head of internal audit to review the scope of internal audit activities, the results of internal audits that have been performed, the adequacy of staffing, the annual budget and the internal audit department charter. In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss Triton’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Triton’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees), for annual statements, and Statement of Auditing Standards 100 for quarterly statements.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Triton’s results and the assessment of Triton’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by Triton in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Triton’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Triton and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to Triton is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Triton and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluation of Triton’s internal controls, the overall quality of Triton’s financial reporting, and other matters required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Triton’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee:
Robert W. Alspaugh, Chair
Malcolm P. Baker
Kenneth Hanau

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, as independent accountants of Triton for the fiscal year ending December 31, 2018. In the event that ratification of this selection is not approved by a majority of Common Shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRITON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Audit Fees

The following table sets forth the fees billed to or incurred by Triton for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2017 and 2016:

Type of Fees	2017	2016
Audit Fees	$1,914,632	$1,445,106
Audit-Related Fees	268,000	611,823
Tax Fees	324,400	251,553
All Other Fees	299,900	—
Total Fees	$2,806,932	$2,308,482

In accordance with the SEC’s definitions and rules, “audit fees” are fees Triton incurred for professional services in connection with the audit of Triton’s consolidated financial statements included in its Annual Report on Form 10-K, and for services that are normally provided in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services principally in connection with the filing of registration statements; “tax fees” are fees for tax compliance and tax advice; and “all other fees” are fees for any services not included in the first three categories, which were principally comprised of agreed upon procedures related to various debt issuances and ongoing debt compliance.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.

The independent auditors did not provide any financial information systems design and implementation services during the years ended December 31, 2017. The Audit Committee did consider whether the provision of such services, tax services and all other services is compatible with the independent auditor’s independence.

PROPOSAL 3
ADVISORY VOTE ON THE APPROVAL
OF EXECUTIVE COMPENSATION

In accordance with Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” and the rules of the Securities and Exchange Commission, Triton is providing shareholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers as disclosed in this Proxy Statement. This proposal, which is commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to cast non-binding, advisory votes on the compensation of our Named Executive Officers. Based on the results of the May 10, 2017 shareholder vote on the frequency of holding the advisory vote on the compensation of our Named Executive Officers, and consistent with our recommendation, our Board of Directors has determined that Triton will hold an advisory vote on executive compensation every year.

As described in the Compensation Discussion and Analysis section of this Proxy Statement, Triton seeks to provide its senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allows Triton to recruit and retain high quality individuals. Triton seeks to structure its compensation plans so that they are straightforward for the executives and shareholders to understand and value, and relatively easy for the Company to administer. Triton links a portion of overall compensation to near-term and long-term measures of performance to motivate senior executives and align their interests with those of our shareholders.

The purpose of this proposal is to provide an advisory vote on the overall compensation of the Company’s Named Executive Officers. Accordingly, the Board of Directors will request that the Company’s shareholders vote on the following resolution at the 2018 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures of the Company’s Proxy Statement.”

While the advisory vote we are asking you to cast is not binding on the Company, the Board of Directors values the opinions of our shareholders regarding the compensation of Triton’s Named Executive Officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and Compensation Committee in the alignment of Triton’s executive compensation programs with the interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ADJOURNMENT OF THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual General Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our Common Shares. Proxies solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to our shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting or a majority of the Board of Directors is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual General Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT AND
PRINCIPAL SHAREHOLDERS

The following tables show the beneficial ownership of our Common Shares on March 30, 2018:

•	our directors and Named Executive Officers and all of our directors and executive officers as a group; and
•	each person who we know beneficially owns more than 5% of our Common Shares

Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Shares. The number of Common Shares beneficially owned by a person includes Common Shares issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our Common Shares beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is c/o Triton International Limited, Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda Attn: Estera Services (Bermuda) Limited. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all Common Shares shown as beneficially owned by the person. The percentages of beneficial ownership are based on 80,815,752 Common Shares outstanding, together with the individual’s restricted shares granted and not yet vested.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Brian M. Sondey(1)	428,346	*
John Burns(1)	126,506	*
Simon R. Vernon(1)(2)	213,328	*
John F. O'Callaghan(1)(3)	134,506	*
Kevin Valentine(1)	69,028	*
Robert W. Alspaugh	26,537	*
Malcolm P. Baker	43,550	*
David A. Coulter	23,221	*
Claude Germain	30,080	*
Kenneth Hanau	24,750	*
John S. Hextall	12,250	*
Robert L. Rosner	—	*
All directors and executive officers as a group	1,132,102	1.4%
*	None of the Directors or Named Executive Officers beneficially owned 1% or more of the Company's outstanding shares.
(1)	For each Named Executive Officer other than Mr. Vernon, number of shares beneficially owned includes restricted shares granted in 2016, 2017 and 2018, as follows: Mr. Sondey (201,876); Mr. Burns (56,106); Mr. O’Callaghan (49,349); and Mr. Valentine (43,421).
(2)	Includes 62,968 shares owned by the Ogier Employee Benefit Trustee Limited in its capacity as trustee of the Third Triton Sub-Trust for benefit of Mr. Vernon.
(3)	Includes 33,583 shares owned by the Ogier Employee Benefit Trustee Limited in its capacity as trustee of the Third Triton Sub-Trust for benefit of Mr. O’Callaghan.

	Shares Beneficially Owned
Five Percent and Greater Shareholders	Number	Percent(1)
Warburg Pincus Funds(2)	9,319,790	11.5%
Vestar Funds(3)	10,692,775	13.2%
Bharti Entities(4)	7,877,590	9.7%
The Vanguard Group(5)	4,634,610	5.7%
(1)	The percentages of beneficial ownership are based on 80,815,752 common shares (“Common Shares”) of Triton International Limited outstanding as of March 30, 2018.
(2)	Based on the Schedule 13G/A filed with the SEC on February 14, 2018 by Warburg. Common Shares shown as beneficially owned by Warburg Pincus Funds reflect record ownership of (i) 289,779 Common Shares held by Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), (ii) 2,998,090 Common Shares held by Warburg Pincus (Callisto-II) Private Equity X, L.P., a Delaware limited partnership (“WP Callisto-II”), (iii) 3,023,417 Common Shares held by Warburg Pincus (Europa-II) Private Equity X, L.P., a Delaware limited partnership (“WP Europa-II”), and (iv) 3,008,504 Common Shares held by Warburg Pincus (Ganymede-II) Private Equity X, L.P., a Delaware limited partnership (“WP Ganymede-II”, together with WP X Partners, WP Callisto-II and WP Europa-II, the “WP Shareholders”). Warburg Pincus (Europa) X LLC, a Delaware limited liability company (“WP Europa”), is the general partner of WP Europa II. Warburg Pincus (Ganymede) X LLC, a Delaware limited liability company (“WP Ganymede”), is the general partner of WP Ganymede II. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is (i) the general partner of WP X Partners and WP Callisto-II, and (ii) the sole member of WP Europa and WP Ganymede. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC. Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and together with the WP Shareholders, WP Europa, WP Ganymede, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC and WP, the “Warburg Pincus Entities”), is the manager of the WP Shareholders. The business address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017. Common Shares shown do not include Common Shares held by Bharti Global Limited, as to which Warburg has disclaimed beneficial ownership.
Charles R. Kaye and Joseph P. Landy, each Managing General Partner of WP and Managing Member and Co-Chief Executive Officer of WP LLC, may be deemed to control the Warburg Pincus Entities. Each of Messrs. Kaye and Landy expressly disclaim beneficial ownership of all Common Shares held by the Warburg Pincus Entities.
(3)	Based on a Schedule 13D/A filed with the SEC on September 9, 2017 by Vestar. Common Shares shown as beneficially owned by Vestar Funds reflect record ownership of (i) 10,479,601 Common Shares held by Vestar-Triton (Gibco) Ltd., a Gibraltar Company (“Vestar Gibco”), and (ii) 200,924 Common Shares held by Vestar/Triton Investments III L.P., a Cayman Islands exempted limited partnership (“Vestar/Triton Investments”). Triton-Vestar Luxco S.a.r.l., a Luxembourg limited liability company (“Vestar Luxco”) is the sole member of Vestar Gibco. Vestar/Triton Investments Holdings L.P., a Cayman Islands exempted limited partnership (“Vestar Holdings”) is the sole member of Vestar Luxco. Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership (“Vestar Capital V”) is the general partner of Vestar Holdings. Vestar Associates V, L.P., a Scottish limited partnership (“Vestar Associates V”) is the general partner of Vestar Capital V. Vestar Managers V Ltd., a Cayman Islands exempted company (“VMV”) is the general partner of both Vestar Associates V and Vestar/Triton Investments. Vestar Management Corp. II, a Delaware corporation (“Vestar Management II,” together with Vestar Gibco, Vestar/Triton Investments, VCP, Vestar Luxco, Vestar Holdings, Vestar Capital V, Vestar Associates V and VMV, the “Vestar Entities”) holds all of the outstanding membership interests of VCP. The business address of the Vestar Entities is 245 Park Avenue, 41st Floor, New York, NY 10167.

Daniel S. O’Connell is the sole director of VMV and the sole owner of Vestar Management II and, as a result, he may be deemed to control the Vestar Entities. Mr. O’Connell expressly disclaims beneficial ownership of all Common Shares held by the Vestar Entities.
(4)	Based on a Schedule 13D/A filed with the SEC on September 8, 2017 by Bharti Global Limited and Bharti Overseas Private Limited (the “Bharti Entities”). Common Shares shown as beneficially owned by the Bharti Entities reflect record ownership of 7,877,590 Common Shares held by Bharti Global Limited, a private limited company formed under the laws of Jersey (“BGL”). Bharti Overseas Private Limited, a private limited company formed under the laws of India (“BOPL”) is the sole shareholder of BGL. The business address of BGL is 1st Floor, Le Masurier House, La Rue Le Masurier, St. Helier, Jersey, JE2 4YE. The business address of BOPL is Bharti Crescent, 1, Nelson Mandela Road, Vasant Kunj, Phase II, New Delhi, Delhi, India, 110070.
(5)	Based on the Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group. The Vanguard Group had sole voting power over 53,661 Common Shares, sole dispositive power over 4,578,798 Common Shares, and shared dispositive power over 55,812 Common Shares it beneficially owned as of December 31, 2017. The principal business office address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Triton’s officers and directors, and holders of more than ten percent of a registered class of Triton’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish Triton with copies of all Section 16(a) forms they file.

Based on a review of the copies of Forms 3, 4 and 5 furnished to Triton, Triton believes that all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were filed in a timely manner during 2017.

Certain Relationships and Related Party Transactions

Triton reviews all relationships and transactions in which it, its control persons and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such relationships and transactions.

Triton's Code of Conduct, Code of Ethics and Code of Ethics for Chief Executive and Senior Financial Officers discourage all conflicts of interest and provides guidance with respect to conflicts of interest. Under these codes, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with Triton’s interests. Triton’s restrictions on conflicts of interest under these codes include related person transactions.

Triton has multiple processes for reporting conflicts of interests, including related person transactions. Under its Code of Conduct and Code of Ethics, all employees are required to report any actual or apparent conflicts of interest, or potential conflicts of interest, to Triton's General Counsel, the Vice President of Human Resources, the Chief Financial Officer, the General Auditor or other Company management as deemed appropriate. This information is then reviewed by Triton’s Audit Committee, the Triton Board or its independent registered public accounting firm, as deemed necessary, and discussed with management. The following factors will generally be considered:

•	the nature of the related person’s interest in the transaction;
•	material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to Triton;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Triton; and
•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions require approval or ratification by the Triton Board. Any member of the Triton Board who is a related person with respect to a transaction will be recused from the review of the transaction.

In addition, Triton annually distributes a questionnaire to its executive officers and members of the Triton Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct, Code of Ethics and Code of Ethics for Chief Executive and Senior Financial Officers. At the completion of the annual audit, Triton's Audit Committee and its independent registered public accounting firm reviews insider and related person transactions and potential conflicts of interest with management.

Sponsor Shareholders Agreements

In connection with the closing of the Merger of TCIL and TAL, the Company and the Sponsor Shareholders entered into the Sponsor Shareholders Agreements, which became effective upon the closing of the Merger. Under the Sponsor Shareholders Agreements, Warburg Pincus has the ongoing right to designate two individuals to serve on the Company’s Board, and Vestar has the ongoing right to designate one individual to serve on the Company’s Board, in each case subject to the approval by the Nominating and Corporate Governance Committee of any individuals so designated. Messrs. Coulter and Vernon are the designees of Warburg Pincus who currently serve on the Company’s Board, and Mr. Rosner is the designee of Vestar who currently serves on the Company’s Board. The rights of Warburg Pincus and Vestar to designate individuals to serve on the Holdco Board are subject to reduction as their respective ownership of Holdco common shares declines.

The Sponsor Shareholders Agreements provide that for so long as the Sponsor Shareholders hold more than 5% of the outstanding common shares of the Company, they and their affiliates will not, directly or indirectly, (i) acquire or propose to acquire additional equity securities (including derivatives) of the Company, subject to exceptions for share dividends and issuances of shares to the Company’s existing shareholders, (ii) offer, propose or enter into any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, or offer to acquire the Company (or instigate, encourage, facilitate, join or assist any third party to do any of the foregoing), (iii) solicit proxies or consents (except for any solicitation in furtherance of the recommendation of the Company’s Board), (iv) deposit any Company securities in a voting trust or subject any Company securities to a voting agreement or similar agreement (other than the Sponsor Shareholders Agreements), (v) submit shareholder proposals or call special shareholder meetings, (vi) form a “group” with, or otherwise act in concert with, any other Company shareholder in respect of the Company, or (vii) agree to take any of the foregoing actions, or request any waiver of the standstill or voting restrictions below other than through a confidential waiver request submitted to the Chief Executive Officer or Chairman of the Company that the Sponsor Shareholder making the request, after consulting legal counsel, would not reasonably expect to require (a) the Company or the Board to issue a public statement or (b) any public disclosure by such Sponsor Shareholder.

The Sponsor Shareholders Agreements further provide that, for so long as the Sponsor Shareholders own at least 5% of the outstanding shares of the Company, the Sponsor Shareholders will vote (a) 55% of their Common Shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any election or removal of directors (other than with respect to any contested election, any election or removal of a Warburg Pincus director or a Vestar director or any replacement thereof), and the remaining 45% of their Common Shares in favor of the slate of directors nominated by the Nominating and Corporate Governance Committee, and (b) 100% of their Common Shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any vote or consent on a shareholder proposal or any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, unless approved by a majority of the directors on the Board and, in the case of an extraordinary transaction, such extraordinary transaction provides equal treatment of all Common Shares.

The Sponsor Shareholders Agreements also govern Triton’s and the Sponsor Shareholders’ respective rights and obligations with respect to the registration for resale of Common Shares held by the Sponsor Shareholders following the mergers. For further information, please see the Company’s Registration Statement on Form S-4 filed with the SEC on December 24, 2015, as amended, under “Related Agreements - The Sponsor Shareholders Agreements.”

Indemnification Agreements

Indemnification agreements were entered into by the Company on July 12, 2016 (the “Indemnification Agreements”), in which the Company has agreed to provide each of Brian M. Sondey, John Burns, Simon R. Vernon, Marc A. Pearlin, Robert W. Alspaugh, Malcolm P. Baker, David A. Coulter, Claude Germain, Kenneth Hanau, John

S. Hextall and Robert L. Rosner (each, an “Indemnitee”) with contractual assurance of each Indemnitee’s rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that which is afforded by the Company’s organizational documents. Under the Indemnification Agreements, the Company agrees to indemnify and hold harmless, and provide advancement of expenses to, each Indemnitee against any and all expenses, liabilities and losses actually and reasonably incurred in connection with any actual, threatened, pending or completed legal proceedings arising out of, or by reason of, each Indemnitee’s service to the Company. Unless determined otherwise by a court of competent jurisdiction, the Company will indemnify and hold harmless any Indemnitee for all expenses, liabilities and losses actually and reasonably incurred by any such Indemnitee, or on any such Indemnitee’s behalf, in defending any such proceeding, if the relevant Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, the relevant Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

MISCELLANEOUS

Shareholder Proposals

Under Securities and Exchange Commission rules, if a shareholder wishes to submit a proposal to be considered for inclusion in our proxy statement for the 2019 Annual General Meeting of Shareholders, the Company must receive the proposal in writing on or before December 5, 2018 unless the date of the 2019 Annual General Meeting of Shareholders is changed by more than 30 days from the date of the last annual general meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. All proposals must comply with SEC Rule 14a-8 and should be sent to our Secretary, Triton International Limited, c/o Estera Services (Bermuda) Limited at Canon's Court, 22 Victoria Street, Hamilton HM12 Bermuda.

If a shareholder wishes to submit a proposal for business to be brought before the 2019 Annual General Meeting of Shareholders outside of SEC Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-Laws, no earlier than January 2, 2019 and no later than February 1, 2019. Notice of any such proposal also must include the information specified in our Bye-Laws and should be sent to Secretary, Triton International Limited, c/o Estera Services (Bermuda) Limited at Canon's Court, 22 Victoria Street, Hamilton HM12 Bermuda. In addition to our Bye-Laws, please see the section titled Director Nomination Process for a description of the procedures to be followed by a shareholder who wishes to recommend a director candidate to the Nominating and Corporate Governance Committee for its consideration.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our principal executive offices in Bermuda (located at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

Internet Availability of Proxy Materials

This Proxy Statement and the 2017 Annual Report are available on www.proxyvote.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, then the sections of this Proxy Statement entitled “Report of the Compensation Committee” and “Report of the Audit Committee” will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers may household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or us that materials will be sent in the householding manner to the shareholders’ address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares. Any beneficial owner can request (i) to receive a separate copy of an annual report or Proxy Statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or Proxy Statements, you can make your request in writing to your broker.

FORM 10-K

A COPY OF TRITON INTERNATIONAL LIMITED'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL SHAREHOLDERS OR SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO INVESTOR RELATIONS AT TRITON INTERNATIONAL LIMITED, CANON'S COURT, 22 VICTORIA STREET, HAMILTON HM12, BERMUDA ATTN.: ESTERA SERVICES (BERMUDA) LIMITED.

April 4, 2018

By Order of the Board of Directors Marc Pearlin Secretary

DIRECTIONS TO THE ANNUAL MEETING

DIRECTIONS TO THE CROWNE PLAZA, 66 HALE AVENUE, WHITE PLAINS, NEW YORK

FROM CONNECTICUT or NEW YORK VIA I-95 (NORTH OR SOUTH):

Follow signs for I-287 West (Cross Westchester Expressway). Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.

FROM CONNECTICUT VIA MERRITT PARKWAY:

Merritt Parkway South to Hutchinson River Parkway South. Take Hutchinson River Parkway South to Exit 26W (Westchester Avenue West/I-287 West/White Plains). Merge onto Westchester Avenue then immediately get into the left lane and merge onto I-287 West via the left lane entrance ramp. Continue on I-287 for approximately 0.2 mile to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.

FROM WEST SIDE OF MANHATTAN:

West Side Highway to Henry Hudson Parkway (Route 9) North to Saw Mill River Parkway North (the Henry Hudson becomes the Saw Mill River Parkway). Follow the Saw Mill River Parkway to Exit 4, Cross County Parkway East. Take Cross County Parkway East to exit for Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W toward I-287 West. Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.

FROM QUEENS/LONG ISLAND-WHITESTONE & THROGS NECK BRIDGES:

Whitestone Bridge:

After bridge tolls, bear left for Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W (I-287 West). Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.

Throgs Neck Bridge:

After bridge tolls, bear right for I-95 (New England Thruway). Take Exit 9, Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W toward I-287 West. Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Brian M. Sondey
02 Simon R. Vernon
03 Robert W. Alspaugh
04 Malcolm P. Baker
05 David A. Coulter
06 Claude Germain
07 Kenneth Hanau
08 John S. Hextall
09 Robert L. Rosner

	For	Against	Abstain
2 RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐
3 ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000369711_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com "> www.proxyvote.com .

The undersigned hereby appoint(s) John Burns and Marc A. Pearlin as proxies, each with full power of substitution, to represent and vote as designated all common shares of Triton International Limited held of record by the undersigned on March 9, 2018 at the Annual General Meeting of Shareholders of Triton International Limited to be held at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601, at 9:00 a.m., Eastern Daylight Time, on May 2, 2018 with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" IN ITEM 1; "FOR" ITEM 2; AND "FOR" ITEM 3.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

0000369711_2 R1.0.1.17

Continued and to be signed on reverse side